Exhibit 4.42

Revolving Credit Facility Agreement (One Point Three Billion Yen)

Borrower:	FRONTEO, Inc.

Arranger and Agent:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Lenders:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
The Bank of Yokohama, Ltd.
The Chiba Bank, Ltd.
Resona Bank, Ltd.

January 17, 2018

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Article 32 (General Provisions)	42
Exhibit (List of the Parties to the Agreement)	50
Attachment 1 (Loan Application Form)	52
Attachment 2 (Written Confirmation)	54
Attachment 3 (Receipt)	55
Attachment 4 (Report on the State of Compliance concerning the Clause of Collection from a Third Party)	56
Attachment 5 (Request Sheet for Extension of the Term of Lending Obligation)	58

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Revolving Credit Facility Agreement

This Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between FRONTEO, Inc. (hereinafter referred to as the “Borrower”), financial institutions listed in the “Lenders” section of an appendix attached to this Agreement (each financial institution is hereinafter referred to individually as a “Lender” and all the financial institutions are hereinafter referred to collectively as “All Lenders”), and the Bank of Tokyo-Mitsubishi UFJ, Ltd., which acts in the capacity of the agent (hereinafter referred to as the “Agent”) as of January 7, 2018, and the parties hereto agree as follows.

Article 1 (Definitions)

For the purpose of this Agreement, the following terms shall have the following meanings unless the context otherwise expressly requires:

1. “Business Days” refer to days other than bank holidays that are set in accordance with Laws, Regulations, etc. of Japan;

2. “Agent Operations” refer to operations set forth in the provisions of this Agreement and entrusted by All Lenders to the Agent for the benefit of All Lenders;

3. An “Agent Account” refers to a checking account held by the Agent at the Operation Department in Tokyo of the Bank of Tokyo-Mitsubishi UFJ, Ltd. (account number: 0041097; type of account: syndicated loan account at the Bank of Tokyo-Mitsubishi UFJ, Ltd.) or any other account specified and notified by the Agent to the Borrower and Lenders from time to time;

4  “Agent Fees” refer to fees separately agreed between the Borrower and the Agent and paid by the Borrower to the Agent;

5. The “Initial Extension Date” has the meaning as defined in Item 2 under Paragraph 2 of Article 31;

6. A “Statement of Extension” has the meaning as defined in Item 1 under Paragraph 2 of Article 31;

7. An “Extension Request Sheet” has the meaning as defined in Item 1 under Paragraph 2 of Article 31;

8. A “Parent Company”,  “Subsidiary” and “Affiliated Company” refer to those defined in Article 8 of the Regulations on Terms, Formats and the Drafting Method for Financial Statements, etc.;

9. A “Loan Period” refers to a period from the Execution Date to the Maturity Date (both inclusive);

10. The “Lending Obligation” refers to Lenders’ obligation to lend money to the Borrower as set forth in Paragraph 1 of Article 2;

11. The “Maximum Loan Amount” refers to an amount described for each Lender in an appendix attached to this Agreement (if the amount is changed in accordance with the provisions of Paragraph 5 of Article 2, this shall be replaced with the amount after change);

12. A “Loan Claim” refers to a financial claim related to an Individual Loan;

13. A “Loan Denial Period” refers to a period from a day (inclusive) on which the Borrower receives a notice under Paragraph 1 of Article 8 to a day (inclusive) on which the Borrower receives a notice under Paragraph 2 of the same article;

14. “Loan Denial Reasons” refer to (1) occurrence of a natural disaster, war or terror attack, (2) interruption or failure in electric, communications or settlement systems, (3) any event that occurs in the Tokyo interbank market, making it impossible to conduct yen-denominated fund lending/borrowing transactions and (4) any other event not attributable to any Lender that Majority of Lenders (if it is difficult to make a collective decision based on opinions of Majority of Lenders, this shall be replaced with the Agent) consider makes it impossible to execute the Loan;

15. A “Loan Application Form” refers to an application form that is submitted by the Borrower to the Agent in accordance with Paragraph 1 of Article 4 in the format specified in Attachment 1 to this Agreement, if the Borrower desires to borrow money in accordance with this Agreement;

16. An “Old Loan to be Refinanced” refers to an Individual Loan that was already executed and whose Repayment Due Date is the Desired Execution Date for a New Loan for Refinancing;

17. A “New Loan for Refinancing” refers to an Individual Loan whose Desired Execution Date is the Repayment Due Date for the Loan that was already executed;

18. A “Reference Lending Period” refers to a period described in a Loan Application Form and used as an indicator for setting a Base Interest Rate;

19. A “Base Interest Rate” refers to Japanese yen TIBOR (page 17097 of Telerate or any successor page thereof) that is applied for a Reference Lending Period and that is published by the operational institute of the ZENJINKYO Tokyo Inter Bank Offered Rate at 11:00 a.m. or any other time that is after 11:00 a.m. but as close to 11:00 a.m. as possible on the day two Business Days prior to the Desired Execution Date; provided that if such interest rate is not published for some reason, it shall be replaced with an interest rate (expressed as an annual rate) reasonably determined by the Agent as an offered rate for Japanese yen-denominated fund lending/borrowing transactions for a period that corresponds to such Reference Lending Period in the Tokyo interbank market at 11:00 a.m. or any other time immediately prior to 11:00 a.m. on the day two Business Days prior to the Desired Execution Date. Note that if an interest rate set forth in this item falls below 0%, the Base Interest Rate shall be set at 0%;

20. “Financial Statements, etc.” refer to those set forth in the following Items [1] to [4];

[1] Financial statements (meaning a balance sheet and a income statement set forth in Article 435, Paragraph 2 of the Companies Act and a statement of shareholders’ equity and notes to stand-alone financial statements set forth in Article 59, Paragraph 1 of the Rules of Corporate Accounting) and business reports for each business year set forth in Article 435, Paragraph 2 of the Companies Act;

[2] Actually prepared provisional financial statements (meaning a balance sheet as of a provisional account closing date and a income statement for a period from the first day of a business year in which such provisional account closing date falls to the provisional account closing date; such balance sheet and such income statement are set forth in Article 441, Paragraph 1 of the Companies Act) set forth in Article 441, Paragraph 1 of the Companies Act;

[3] Consolidated financial statements (meaning a consolidated balance sheet, a consolidated income statement, a consolidated statement of shareholders’ equity and notes to consolidated financial statements set forth in Article 61 of the Rules of Corporate Accounting; the same shall apply hereinafter in this Item [3]) for cases where such consolidated financial statements for each business year set forth in Article 444, Paragraph 1 of the Companies Act are required to be prepared in accordance with Article 444, Paragraph 3 of the Companies Act, and other consolidated financial statements for each business year set forth in Article 444, Paragraph 1 of the Companies Act that have been actually prepared; and

[4] Actually prepared consolidated and stand-alone balance sheets, income statements, statements of shareholders’ equity and notes to consolidated/non-consolidated financial statements;

21. “Taxes and Public Dues, etc.” refer to all taxes and public dues imposed in Japan, including income tax, corporation tax and other taxes;

22. An “Individual Loan” refers to a loan executed by respective Lenders based on the same Loan Application Form;

23. “Individual Loan Execution Money” refers to money lent by a Lender to the Borrower through an Individual Loan, and the “Individual Loan Execution Amount” refers to the amount of Individual Loan Execution Money (this shall be an amount calculated by multiplying the amount of the Loan related to an applicable Loan Application Form by the Participation Ratio of a relevant Lender; provided that this shall be an amount that corresponds to the Unused Amount within Lending Limits for the Lender if the amount of the Loan related to the Loan Application Form is the sum of Unused Amounts within Lending Limits for All Lenders.);

24. An “Individual Loan Amount Payable” refers to a principal, interest, late payment charges, Settlement Money and any other monies related to an Individual Loan that the Borrower is required to pay in accordance with this Agreement;

25. The “Commitment Start Day” refers to January 22, 2018;

26. A “Commitment Period” refers to a period from the Commitment Start Day (inclusive) to a day (inclusive) on which the Lending Obligations of All Lenders come to an end; provided that if the term of Lending Obligations is extended in accordance with the provisions of Paragraph 2 of Article 31, a Commitment Period refers to a period from the Initial Extension Date to the Commitment Deadline after the extension, and the same shall apply where the term of Lending Obligations is extended thereafter;

27. The “Commitment Deadline” refers to January 21, 2019 (provided that if this date falls on a non-Business Day, the Business Day immediately before such non-Business Day); provided that if the term of Lending Obligations is extended in accordance with the provisions of Paragraph 2 of Article 31, the Commitment Deadline refers to the last day of the term after the extension, and the same shall apply where the term of Lending Obligations is extended thereafter;

28. “Commitment Fees” refer to fees paid by the Borrower to Lenders as compensation for Lending Obligations;

29. A “Commitment Fee Calculation Period” refers to a period that starts on the Commitment Start Day, the extension start day for cases where the term of Lending Obligations is extended in accordance with the provisions of Paragraph 2 of Article 31, or July 22 each year, and ends on July 21 of each year that comes after any of such start days or ends on the Commitment Deadline (if the term of Lending Obligations is extended in accordance with the provisions of Paragraph 2 of Article 31, this includes the Commitment Deadline before the extension) (the period includes both the start day and the end day); provided that for whatever reasons, the Lending Obligation related to any Lender comes to an end on any day before the Commitment Deadline, the Commitment Fee Calculation Period for such Lender shall end on such day (inclusive), and after such Commitment Fee Calculation Period, there shall be no Commitment Fee Calculation Period for such Lender;

30. The “Commitment Fee Rate” refers to an annual rate of 0.2%;

31. A “Participation Ratio” refers to the ratio of each Lender’s Maximum Loan Amount to the Total Maximum Loan Amount;

32. A “Desired Execution Date” refers to a Business Day that the Borrower describes as its desired date of execution of the Loan in a Loan Application Form and that falls within a Commitment Period that is effective at the time of submission of such Loan Application Form; provided that if a Statement of Extension set forth in Item 1 under Paragraph 2 of Article 31 is submitted by the Agent to the Borrower and Agreeing Lenders in accordance with the said item, the Desired Execution Date may be changed to a Business Day that falls within a Commitment Period that has been extended assuming that the term of Lending Obligations is extended in accordance with Item 2 of the same paragraph;

33. An “Execution Date” refers to a day on which the Loan has been executed;

34. A “Payment Time Limit” refers to 10:30 a.m. on a Repayment Due Date if such date is set forth in this Agreement;

35. A “Syndicate Account” refers to an ordinary deposit account (account number: 2034628; accountholder name: FRONTEO, Inc.) held by the Borrower at the Shinagawa-eki-mae Branch of the Bank of Tokyo-Mitsubishi UFJ, Ltd., or any other account opened by the Borrower at the head office or any branch office of the Bank of Tokyo-Mitsubishi UFJ, Ltd. and approved by the Agent;

36. The “Spread” refers to a 0.5% spread per annum;

37. “Settlement Money” refers to the amount of money which, if the principal is repaid or off-set before the Repayment Due Date and if the Reinvestment Interest Rate falls below the Applicable Interest Rate, is calculated by multiplying the amount of principal that is so repaid or off-set by a difference between the Reinvestment Interest Rate and the Applicable Interest Rate and the actual number of days in the Residual Period; provided that such amount shall be set so that it does not violate Laws, Regulations, etc. It should be noted that a “Residual Period” refers to a period from the day of repayment or off-setting to the Repayment Due Date, and a “Reinvestment Interest Rate” refers to an interest rate reasonably determined by Lenders as an interest rate calculated assuming that the amount of principal that is repaid or off-set is reinvested in the Tokyo interbank market for the Residual Period. In addition, as for the above-mentioned Settlement Money, calculation shall be made on a daily pro rata basis of a 365-day year, division thereof shall be performed at the end and any fraction less than one (1) yen shall be truncated. In addition, the calculation of number of days of a certain period shall include the first day of such period, but exclude the last day thereof;

38. The “Total Maximum Loan Amount” refers to the sum of Maximum Loan Amounts of All Lenders;

39. The “Total Loan Balance” refers to the total amount of principal portions included in Individual Loan Amounts Payable to All Lenders;

40. “Increased Expenses” refer to the increased portion of lending expenses in cases where lending expenses of a Lender under this Agreement have increased due to [1] establishment, abolition or revision of Laws, Regulations, etc. or changes in their interpretation or administration, [2] establishment, increase, etc. of reserve funds or [3] changes in accounting regulations or administration procedures (excluding cases where such increase is due to a change in the tax rate for taxable income of such Lender) (the above-mentioned increased portion shall be reasonably calculated by such Lender);

41. A “Lender Incurring Increased Expenses” refers to a Lender who incurs Increased Expenses;

42. “Damage, etc.” refers to damage, loss and expenses, etc. (including attorney’s fees);

43. “Majority of Lenders” refer to single or multiple Lenders whose total Participation Ratio (however, after Lending Obligations of All Lenders cease to exist but in a period during which the repayment of all debts under this Agreement concerning the Loan is not completed, such ratio shall be replaced with the ratio of the total amount of principal portions of the Individual Loan Amounts Payable to respective Lenders to the Total Loan Balance at the Reference Time of Making a Collective Decision) is at least 66.7% at the Reference Time of Making a Collective Decision; provided that in cases where a collective decision is made as to whether a notice should be given so that the benefit of time is forfeited in accordance with the provisions of Paragraph 2 of Article 21, Majority of Lenders refer to single or multiple Lenders for which the ratio of the total principal portions of Individual Loan Amounts Payable to respective Lenders to the Total Loan Balance at the Reference Time of Making a Collective Decision is at least 66.7%. Note that the “Reference Time of Making a Collective Decision” refers to a time when the Agent receives a notice set forth in Item 1 under Paragraph 1 of Article 26 in cases where Lenders judge that an event occurs that requires instructions from Majority of Lenders, and a time when the Agent issues a notice under Paragraph 2 of Article 26 in cases where the Agent itself judges that a collective decision needs to be made by Majority of Lenders;

44. “Advance Costs” refer to an amount which, if the Agent makes an Advance Payment on Behalf of Any Other Party, is calculated by multiplying the amount of such advance payment by the Procurement Interest Rate and the actual number of days in the Period of Advance Costs. Note that the “Period of Advance Costs” refers to a period from a day on which the Agent makes an Advance Payment on Behalf of Any Other Party to a day on which the Agent receives the amount related to such advance payment from a Lender or the Borrower, and the “Procurement Interest Rate” refers to an interest rate reasonably determined by the Agent as an interest rate used to finance the amount of Advance Payment on Behalf of Any Other Party for the Period of Advance Costs. In addition, as for such Advance Costs, calculation shall be made on a daily pro rata basis of a 365-day year, division thereof shall be performed at the end and any fraction less than one (1) yen shall be truncated. In addition, the calculation of number of days of a certain period shall include the first day of such period, but exclude the last day thereof;

45. “Advance Payment on Behalf of Any Other Party” refers to an act where in relation to repayment by the Borrower on the Repayment Due Date, the amount that should be distributed to a Lender in accordance with Paragraphs 1 to 5 of Article 18 is paid by the Agent to a Lender before completion of the repayment by the Borrower. Note that the Borrower and Lenders shall not make any objection to Advance Payment by the Agent on behalf of Any Other Party;

46. “Qualified Transferees” refer to Lenders as of the date of signing this Agreement, persons who conduct a banking business after receiving a license under the Banking Act or the Long-Term Credit Bank Act of Japan, persons who conduct a life insurance business or property and casualty insurance business after receiving a life insurance business license or property and casualty insurance business license under the Insurance Business Act of Japan, credit unions, Shinkin Central Bank, labour banks, the Rokinren Bank, prefectural credit federations of agricultural cooperatives, the Norinchukin Bank, credit cooperatives, the Shinkumi Federation Bank, the National Mutual Insurance Federation of Agricultural Cooperatives or the Shoko Chukin Bank, trust companies under the Trust Business Act and leasing companies registered under Article 3, Paragraph 1 of the Money Lending Business Act;

47. An “Applicable Interest Rate” refers to an interest rate obtained by adding the Spread to the Base Interest Rate;

48. An “Agreeing Lender” has the meaning as defined in Item 1 under Paragraph 2 of Article 31;

49. A “Repayment Due Date” refers to the Maturity Date with respect to the principal and interest related to the Loan, a day set forth in Paragraph 1 of Article 14 with respect to Commitment Fees, and a day specified as a payment due date under this Agreement with respect to other funds;

50. “Reports, etc.” refer to annual securities reports, semi-annual securities reports, quarterly securities reports, extraordinary reports, correction reports and other reports;

51. “Laws, Regulations, etc.” refer to treaties, laws, ordinances, cabinet orders,　　　 ministerial orders, regulations, notices, judgments, decisions, arbitral awards, circular notices and policies of related authorities;

52. The “Loan” refers to an aggregate of Individual Loans executed based on the same Loan Application Form;

53. The “Maturity Date” refers to a day set forth in Paragraph 3 of Article 4;

54. An “Unused Amount within Lending Limits” refers to the amount obtained by subtracting the total amount of principal portions of Individual Loan Amounts Payable from the Maximum Loan Amount;

55. “Transferees” refer to persons to whom a Loan Claim is transferred in accordance with Paragraph 1 of Article 29; and

56. “Transferors” refer to persons who transfer a Loan Claim in accordance with Paragraph 1 of Article 29.

Article 2 (Rights and obligations of Lenders)

(1) A Lender shall lend money to the Borrower with the Maximum Loan Amount of the Lender set as the upper limit on such money.

(2) Unless otherwise set forth in this Agreement, obligations of Lenders under this Agreement shall be separate and discrete, and a Lender shall not be released from its obligations because of failure of another Lender to perform its obligations. In addition, a Lender shall not be held liable in any way for failure of another Lender to perform its obligations under this Agreement.

(3) If a Lender violates its Lending Obligation and fails to execute an Individual Loan on the Desired Execution Date, at the request of the Borrower, such Lender shall immediately compensate the Borrower for all Damage, etc. it sustained due to such violation of the Lending Obligation; provided that the amount of compensation to the Borrower for such Damage, etc. shall not exceed the amount calculated by subtracting the amount of interest and other expenses the Borrower would be required to pay if the Individual Loan had been executed on the Desired Execution Date from the amount of interest and other expenses the Borrower has been or will be required to pay in cases where the Borrower separately borrows funds because the Individual Loan was not executed on the Desired Execution Date.

(4) Unless otherwise set forth in this Agreement, a Lender may separately and independently exercise its rights under this Agreement.

(5) By giving a ten (10) Business Days-prior notice to the Agent in the Commitment Period, the Borrower may terminate all Lending Obligations or reduce a part of the Total Maximum Loan Amount. In cases where a part of the Total Maximum Loan Amount is reduced, the reduced amount shall be at least 50,000,000 yen and the integral multiple of 50,000,000 yen. In cases where a part of the Total Maximum Loan Amount is reduced, the Maximum Loan Amounts of Lenders shall be reduced proportionally according to the Participation Ratio of the respective Lenders at the time of such reduction. If the Agent receives such notice from the Borrower, the Agent shall notify Lenders of such fact without delay. The Borrower may not withdraw such notice, the termination of all Lending Obligations or reduction of a part of the Total Maximum Loan Amount shall become effective on the intended date of the termination or reduction shown in such notice; provided that even if as a result of the termination of Lending Obligations or reduction of the Total Maximum Loan Amount in accordance with the provisions of this paragraph, the amount equivalent to the principal portion of the Individual Loan Amount Payable to a Lender exceeds the Maximum Loan Amount of such Lender, the Borrower shall repay the amount equivalent to the principal portion of such Individual Loan Amount Payable on the Maturity Date.

Article 3 (Use of funds)

As for funds procured through the Loan, the Borrower shall use it only as working capital. Note that the Agent and Lenders shall not be required to supervise and examine the actual use of funds of the Loan.

Article 4 (Application for the Loan)

(1) If the Borrower desires the execution of the Loan, it shall express its intention of applying for the Loan to All Lenders by submitting a Loan Application Form to the Agent no later than noon on the day three (3) Business Days prior to the Desired Execution Date. As for submission of a Loan Application Form, the form shall be sent by facsimile, and the receipt of the form by the Agent shall be confirmed by phone.

(2) The amount of the Loan described in a Loan Application Form shall be at least 50,000,000 yen and in increments of 10,000,000 yen or the total Unused Amount within Lending Limits for All Lenders, and with respect to All Lenders, the Individual Loan Execution Amount calculated based on the amount of the Loan shall not exceed the Unused Amount within Lending Limits for a Lender as of the Desired Execution Date described in the Loan Application Form (however, if there is an Individual Loan whose Repayment Due Date comes on or before such Desired Execution Date [inclusive], such Unused Amount within Lending Limits shall be calculated assuming that all repayment obligations of the Borrower in relation to such Individual Loan will be performed).

(3) A Reference Lending Period shown in a Loan Application Form shall be one (1) month, three (3) months or six (6) months. In such cases, the Maturity Date shall be the anniversary date of the Desired Execution Date in a calendar month that comes when the number of months in the Reference Lending Period elapses from the month in which the Desired Execution Date falls, and if such anniversary date falls on a non-Business Day, the Maturity Date shall be the Business Day following such non-Business Day, but if such Business Day falls in the next month, the Maturity Date shall be the Business Day immediately before such non-Business Day; provided that if the Desired Execution Date is the last Business Day of a month, the Borrower shall select the Maturity Date from either of the anniversary date in the last calendar month in the Reference Lending Period (if such anniversary date falls on a non-Business Day, the Business Day following such non-Business Day shall be the Maturity Date, but if such Business Day falls in the next month, the Business Day immediately prior to such non-Business Day shall be the Maturity Date) or the last Business Day of such calendar month, and if the anniversary date of the Desired Execution Date does not exist in the last calendar month in the Reference Lending Period, the Maturity Date shall be the last Business Day of such calendar month; provided that a Reference Lending Period in which the Desired Execution Date falls at or before the Commitment Deadline as of submission of such Loan Application Form and the Maturity Date comes after the Commitment Deadline as of submission of such Loan Application Form may be specified only if the Maturity Date falls on or before a Maturity Date for cases where the Reference Lending Period is one (1) month with the Commitment Deadline as of submission of such Loan Application Form being the Desired Execution Date. Otherwise, such specification shall not be acceptable.

(4) The number of the Loans executed on the same Desired Execution Date shall be one (1).

(5) The Borrower’s declaration of intention of applying for the Loan under Paragraph 1 of this article shall become effective in a relationship with All Lenders, when the Agent receives a Loan Application Form in accordance with Paragraph 1 of this article. It should be noted that after the Agent receives the Loan Application Form, the Borrower may not withdraw or make any change to the application for the Loan under Paragraph 1 of this article in a relationship with any Lender for any reason. If the Agent receives a Loan Application Form from the Borrower, the Agent shall notify All Lenders of the application for the Loan by the Borrower and its content by sending a copy of the form to All Lenders no later than three (3) Business Days prior to the Desired Execution Date.

(6) If a Loan Application Form received by the Agent pursuant to the procedures in this article relates to an application for a New Loan for Refinancing, the Agent shall promptly make a difference calculation set forth in the proviso to Paragraph 1 of Article 6, and notify All Lenders of the calculation results in writing when sending a copy of the Loan Application Form to All Lenders in accordance with the preceding paragraph.

Article 5 (Pre-conditions for bearing Lending Obligations)

Each Lender shall bear the Lending Obligation on the condition that all the conditions set forth in the following items are met as of the Desired Execution Date in the Commitment Period (however, it does not matter whether a notice under Paragraph 1 of Article 7 is given). Note that judgment of whether such conditions are met is made by each Lender, and the other Lenders and the Agent shall not be held liable in any way for the judgment by such Lender and its failure to execute an Individual Loan.

[1] An application for the Loan meets the requirements set forth in Paragraphs 1 to 4 of the preceding article;

[2] Lending Obligations of All Lenders have not been exempted in accordance with Paragraph 3 of Article 8;

[3] Matters set forth in items of Article 19 are true and accurate;

[4] The Borrower has not violated the provisions of this Agreement, and there is no possibility that such violation may occur on or after such Desired Execution Date;

[5] The Lending Obligation of the relevant Lender has not been terminated in accordance with the provisions (including, but not limited to, Paragraphs 2 and 4 of Article 9 and Article 31) of this Agreement;

[6] The Borrower has submitted all the following documents to the Agent on the day of signing this Agreement and the Agent and All Lenders are satisfied with the contents of such documents;

(a) The seal certificate of the representative of the Borrower who affixes his/her name and seal in this Agreement (such certificate must be issued within three [3] months prior to the day of signing this Agreement);

(b) A certified copy of the commercial registry, certificate of all present matters or certificate of all historical matters of the Borrower (such copy or certificate must be issued within three [3] months prior to the day of signing this Agreement);

(c) Notification on the seal or signature of the Borrower in the format specified by the Agent;

(d) Written confirmation in the format set forth in Attachment 2 of this Agreement (such document shall certify that the Borrower has completed all procedures required in accordance with the Laws, Regulations, etc. and internal rules of the Borrower with respect to the execution of this Agreement and the borrowing pursuant to this Agreement, and shall be attested by the Borrower’s authorized officer or employee).

Article 6 (Execution of the Loan)

(1) If a Lender receives an application for the Loan in accordance with Article 4 and does not give notice in accordance with Paragraph 1 of Article 7, and all the conditions set forth in items of the preceding article are met as of the Desired Execution Date, the Lender shall put the Individual Loan Execution Amount in the Syndicate Account on the Desired Execution Date (provided that the procedure for transferring the amount to the Syndicate Account shall be completed by the Lender by 11:00 a.m. on such Desired Execution Date). When the Lender puts the Individual Loan Execution Amount in the Syndicate Account, the Individual Loan shall be deemed to have been executed with respect to such Lender; provided that as for execution of an Individual Loan related to a New Loan for Refinancing, a Lender (excluding Non-executing Lenders who give notice in accordance with Paragraph 1 of Article 7) shall calculate a difference between the principal amount of an Individual Loan Amount Payable related to the Old Loan to be Refinanced and the Individual Loan Execution Amount related to the New Loan for Refinancing, and take procedures set forth in the following items depending on which amount is larger or smaller.

[1] When the Individual Loan Execution Amount related to a New Loan for Refinancing exceeds the amount equivalent to principal of an Individual Loan Amount Payable related to the Old Loan to be Refinanced If a Lender receives an application for the Loan in accordance with Article 4 and does not give notice in accordance with Paragraph 1 of Article 7, and all the conditions set forth in items of the preceding article are met as of the Desired Execution Date, the Lender shall put the entire balance between the Individual Loan Execution Amount related to the New Loan for Refinancing and the amount equivalent to principal of an Individual Loan Amount Payable related to the Old Loan to be Refinanced, in the Syndicate Account on the Desired Execution Date (provided that the procedure for transferring the balance to the Syndicate Account shall be completed by the Lender by 11:00 a.m. on such Desired Execution Date).

When the amount of such balance is put in the Syndicate Account, the Individual Loan related to the New Loan for Refinancing shall be deemed to have been executed with respect to the entire Individual Loan Execution Amount; provided that even if the balance between the Individual Loan Execution Amount and the amount equivalent to principal of the Individual Loan Amount Payable related to the Old Loan to be Refinanced is put by the Lender in the Syndicate Account, if interest on the Old Loan to be Refinanced and other amounts (excluding principal of the Old Loan to be Refinanced) payable by the Borrower to each Lender on the Desired Execution Date are not paid by the Payment Time Limit, the Individual Loan related to the New Loan for Refinancing shall be deemed to have not been executed with respect to the entire Individual Loan Execution Amount, and the Borrower shall immediately return to the Agent the amount put in the Syndicate Account on such Desired Execution Date.

[2] When the Individual Loan Execution Amount related to a New Loan for Refinancing is equal to or smaller than the amount equivalent to principal of an Individual Loan Amount Payable related to the Old Loan to be Refinanced

If a Lender receives an application for the Loan in accordance with Article 4 and does not give notice in accordance with Paragraph 1 of Article 7, and all the conditions set forth in items of the preceding article are met as of the Desired Execution Date, upon the Payment Time Limit for the Old Loan to be Refinanced, an Individual Loan related to the New Loan for Refinancing shall be deemed to have been executed with respect to the entire Individual Loan Execution Amount; provided that if the balance between the amount equivalent to principal of an Individual Loan Amount Payable related to the Old Loan to be Refinanced and the Individual Loan Execution Amount as well as interest on the Old Loan to be Refinanced and other amounts (excluding principal of the Old Loan to be Refinanced) payable by the Borrower to each Lender on the Desired Execution Date are not paid by the Payment Time Limit, the Individual Loan related to the New Loan for Refinancing shall be deemed to have not been executed with respect to the entire Individual Loan Execution Amount.

(2) If the Loan is executed in accordance with the preceding paragraph, the Borrower shall immediately send the Agent a receipt stating the amount of the Loan and details of the Individual Loans and prepared in the format set forth in Attachment 3 of this Agreement or any other format specified by the Agent. In addition, if the Agent receives such receipt, it shall promptly deliver its copy to Lenders who have executed the Individual Loans. Note that the Agent shall keep the original receipt for the benefit of the Lenders until the entire amount of Individual Loan Amounts Payable related to the Individual Loans is repaid.

Article 7 (Non-execution of Individual Loan)

(1) A Lender who decided not to execute an Individual Loan because all or a part of conditions set forth in Article 5 are not met (such Lender is hereinafter referred to as a “Non-executing Lender”) may notify the Agent, the Borrower and all the other Lenders to that effect along with the reason therefor, no later than 5:00 p.m. on the Business Day before the Desired Execution Date; provided that although all the conditions set forth in Article 5 are met, if a Lender makes such notification and fails to execute an Individual Loan, the Non-executing Lender shall not be exempted from responsibility for the violation of its Lending Obligation.

(2) In cases where an Individual Loan which a Non-executing Lender has decided not to execute in accordance with the preceding paragraph is based on an application for a New Loan for Refinancing, the Borrower shall, in accordance with the provisions of the main body of Paragraph 1 of Article 17 (the proviso to the same paragraph shall not apply), pay the amount equivalent to principal of an Individual Loan Amount Payable that is included in the Old Loan to be Refinanced and for which the Individual Loan was executed by the Non-executing Lender.

(3) If a Non-executing Lender is unable to execute an Individual Loan, causing Damage, etc. to such Non-executing Lender or the Agent, the Borrower shall be responsible for such Damage, etc.; provided that this shall not apply where the failure to execute an Individual Loan is a violation by the Non-executing Lender of its Lending Obligation.

Article 8 (Exemption of Lenders from their liability)

(1) If a Loan Denial Reason arises on the part of a Lender, the Agent shall immediately notify the Borrower and All Lenders to that effect in writing.

(2) After a notice is given in accordance with the preceding paragraph, if Majority of Lenders (or the Agent if it is difficult to make a collective decision based on opinions of Majority of Lenders) consider that such Loan Denial Reason ceases to exist, the Agent shall immediately notify the Borrower and All Lenders of such cessation.

(3) During a Loan Denial Period, All Lenders shall be exempted from their Lending Obligation.

Article 9 (Increased Expenses and illegality)

(1) By giving a written notice to the Borrower via the Agent, a Lender Incurring Increased Expenses may request the Borrower to bear Increased Expenses, and upon such request, the Borrower shall pay the amount of such Increased Expenses to such Lender Incurring Increased Expenses.

(2) By giving notice to the Agent and All Lenders within ten (10) Business Days of the receipt of the request under the preceding paragraph, the Borrower may terminate the Lending Obligation of the Lender Incurring Increased Expenses on the intended date (as stated in such notice; however, this date shall come at least ten [10] Business Days after such notification) of termination of the Lending Obligation. If an application for the Loan is made in accordance with Article 4 during a period from a day on which the request under the preceding paragraph is received from the Lender Incurring Increased Expenses to a day on which the Borrower notifies the Lender Incurring Increased Expenses of termination of its Lending Obligation (such period includes both days), the

Borrower may not terminate the Lending Obligation of the Lender Incurring Increased Expenses until the Desired Execution Date related to the application for such Loan.

(3) If the Borrower receives a request under Paragraph 1 of this article, by giving notice to the Agent and All Lenders, the Borrower may pay the Lender Incurring Increased Expenses the entire principal amount of the Individual Loan of the Lender Incurring Increased Expenses on a day described in such notice (this date shall come at least ten [10] Business Days after such notification; hereinafter referred to as the “Desired Prepayment Date for Increased Expenses”). In such cases, on the Desired Prepayment Date for Increased Expenses, the Borrower shall pay the Lender Incurring Increased Expenses the entire principal amount of such Individual Loan, interest that accrues on such principal in a period until such Desired Prepayment Date for Increased Expenses (inclusive) and Settlement Money notified of by the Lender Incurring Increased Expenses as well as the Increased Expenses for which the request was made.

(4) If the execution and performance of this Agreement and transactions based thereon violate Laws, Regulations, etc. that are binding on any Lender, by notifying the Borrower via the Agent to that effect, such Lender [1] may terminate the Lending Obligation of such Lender on the day before that on which such violation occurs, if it is found illegal to maintain the Lending Obligation, execute an Individual Loan or procure funds for executing an Individual Loan, and [2] may, if on or before a Repayment Due Date for an already executed Individual Loan, it is found illegal to maintain such Individual Loan, request the Borrower to pay the entire Individual Loan Amount Payable related to the Individual Loan, by assuming that the Repayment Due Date for the Individual Loan comes on the day (however, if such Laws, Regulations, etc. stipulate a due date by which the repayment should be made, such day shall be replaced with the date stipulated in such Laws, Regulations, etc.) before the day on which such violation is considered to have occurred.

Article 10 (Repayment of principal)

The Borrower shall pay the principal of the Loan in a lump sum on its Maturity Date in accordance with the provisions of Article 17.

Article 11 (Interest)

(1) The total amount of interest calculated by multiplying the principal amount related to Individual Loans for respective Lender by the Applicable Interest Rate and the actual number of days in the Loan Period shall be paid by the Borrower on the Maturity Date in accordance with the provisions of Article 17.

(2) As for interest set forth in the preceding paragraph, calculation shall be made on a daily pro rata basis of a 365-day year, division thereof shall be performed at the end and any fraction less than one (1) yen shall be truncated. In addition, the calculation of number of days of a certain period shall include the first day of such period, but exclude the last day thereof.

Article 12 (Prepayment)

(1) The Borrower may not repay the whole or a part of the principal of the Loan before the Maturity Date (hereinafter referred to as a “Prepayment” in this article); provided that this shall not apply where such repayment is based on Article 9 or where by following the procedures set forth in the following paragraphs, the Borrower obtains prior written approval from all Lenders who executed the Loan and to whom the Borrower has notified its desire to make a Prepayment (such Lenders are hereinafter referred to as “Lenders Subject to Prepayment” in this article) and the Agent.

(2) If the Borrower desires to make a Prepayment, it shall give the Agent a notice stating the following matters no later than fifteen (15) Business Days of the intended date of Prepayment (hereinafter referred to as the “Desired Prepayment Date” in this article): (a) the Execution Date, the Repayment Due Date and the amount of principal of the Loan for which the Prepayment is desired, (b) the amount of principal for which the Prepayment is desired (such amount must be the entire amount of principal balance of the Loan or at least 50,000,000 yen and in increments of 10,000,000 yen. If the amount of principal for which the Prepayment is desired is not the entire amount of principal balance of the Loan, the Prepayment of such amount of principal shall be made to each Lender Subject to Prepayment proportionally according to the ratio of the amount of principal balance of an Individual Loan of such Lender Subject to Prepayment related to the Loan), (c) the intention of paying the entire amount of interest accrued (hereinafter referred to as “Accrued Interest” in this article) on the amount of principal (for which the Prepayment is desired) in a period until the Desired Prepayment Date (inclusive), on the same date and (d) the Desired Prepayment Date. Immediately after receiving the notice from the Borrower, the Agent shall notify such Lenders Subject to Prepayment of the content of information set forth in items (a) to (d) of this paragraph, and Lenders Subject to Prepayment shall give the Agent a notice as to whether to approve or reject such Prepayment, no later than ten (10) Business Days prior to the Desired Prepayment Date. Note that if such notice from any of the Lenders Subject to Prepayment does not reach the Agent no later than ten (10) Business Days prior to the Desired Prepayment Date, such Lender Subject to Prepayment shall be deemed to have rejected such Prepayment. The Agent shall judge whether the Prepayment is acceptable or not no later than eight (8) Business Days prior to the Desired Prepayment Date, and shall notify the judgment result to the Borrower and the Lenders Subject to Prepayment.

(3) If a Prepayment is approved in accordance with the preceding paragraph, Lenders Subject to Prepayment shall notify the Borrower and the Agent of the amount of Settlement Money no later than two (2) Business Days prior to the Desired Prepayment Date. The Borrower shall pay the sum of the principal and Accrued Interest of the Loan subject to the Prepayment as well as Settlement Money on the Desired Prepayment Date in accordance with the provisions of Article 17.

Article 13 (Late payment charge)

(1) If the Borrower delays the performance of its obligations towards Lenders and the Agent under this Agreement, a late payment charge calculated by multiplying the amount of such obligations whose performance has been delayed (hereinafter referred to as “Obligations Performed Late” in this paragraph) by an annual rate of fourteen (14) percent (only in cases where this rate does not violate Laws, Regulations, etc.) for a period from a day on which such obligations should be performed to a day on which all the Obligations Performed Late are actually performed (the period includes both days) shall be paid by the Borrower in accordance with the provisions of Article 17, immediately after it receives a relevant request from the Agent.

(2) As for the late payment charge set forth in the preceding paragraph, calculation shall be made on a daily pro rata basis of a 365-day year, division thereof shall be performed at the end and any fraction less than one (1) yen shall be truncated. In addition, the calculation of number of days of a certain period shall include the first and the last days of such period.

Article 14 (Commitment fees)

(1) For each Commitment Fee Calculation Period, the amount of Commitment Fees calculated by multiplying an average balance of Unused Amount within Lending Limits for a Lender in the Commitment Fee Calculation Period by the Commitment Fee Rate shall be paid by the Borrower to the Lender on any day that comes within five (5) Business Days from the end of the Commitment Fee Calculation Period and that is notified of by the Agent to the Borrower and All Lenders. If an Individual Loan of a Lender is executed or repaid or the Maximum Loan Amount is changed in accordance with the provisions of Paragraph 5 of Article 2, the Unused Amount within Lending Limits for the Lender as of the day of such execution, repayment or change shall be the Unused Amount within Lending Limits increased or decreased as a result of such execution, repayment or change. The results of calculation by the Agent of Commitment Fees under this Agreement shall be final and binding unless there is an obvious error in such calculation.

(2) Notwithstanding the provisions of the preceding paragraph, if the Lending Obligations of All Lenders are exempted in accordance with the provisions of Paragraph 3 of Article 8, the Borrower shall not be required to pay All Lenders the Commitment Fees for the relevant Loan Denial Period.

(3) Notwithstanding the provisions of Paragraph 1 of this article, if with respect to any non-bank Lender (meaning a registered Lender as defined in Article 3 of the Money Lending Business Act; the same shall apply hereinafter in this article), on the last day of a given Commitment Fee Calculation Period, a numerical value (expressed in percent) calculated according to the formula indicated below for the Commitment Fee Calculation Period exceeds an annual rate of fifteen (15) percent, the Borrower shall not be required to pay such non-bank Lender the interest and Commitment Fees that relate to the portion of the numerical value (calculated according to the formula indicated below) that is in excess of an annual rate of fifteen (15) percent. Note that the Agent shall not be required to check to see if the numerical value calculated according to such formula exceeds an annual rate of fifteen (15) percent.

Calculation formula: (Total amount of Commitment Fees payable to the non-bank Lender + Total amount of interest and Settlement Money related to all Individual Loans of the non-bank Lender) ÷ (Total amount of average principal balance of all Individual Loans of the non-bank Lender) × 365 ÷ (Actual number of days in Commitment Fee Calculation Period) (%)

(4) As for Commitment Fees under Paragraph 1 of this article, calculation shall be made on a daily pro rata basis of a 365-day year, division thereof shall be performed at the end and any fraction less than one (1) yen shall be truncated. In addition, the calculation of number of days of a certain period shall include the first and the last days of such period.

Article 15 (Agent Fees)

With respect to Agent Operations set forth in this Agreement that are performed by the Agent, the Borrower shall pay Agent Fees based on an agreement separately made between the Borrower and the Agent.

Article 16 (Miscellaneous expenses and Taxes and Public Dues, etc.)

(1) All expenses (including attorney’s fees) arising in connection with this Agreement and the preparation, revision or modification of related documents as well as all expenses (including attorney’s fees) incurred when a Lender or the Agent secures or exercises rights or performs obligations in accordance with this Agreement or based on related documents shall be borne by the Borrower to the extent not contrary to Laws, Regulations, etc. If a Lender or the Agent bears such expenses in place of the Borrower, upon request from the Agent, the Borrower shall immediately make a payment in accordance with the provisions of Article 17.

(2) Stamp duties and other similar Taxes and Public Dues, etc. that arise in connection with the preparation, revision or enforcement, etc. of this Agreement and related documents shall all be borne by the Borrower. If a Lender or the Agent bears such taxes, duties, etc. in place of the Borrower, upon request from the Agent, the Borrower shall immediately make a payment in accordance with the provisions of Article 17.

Article 17 (Performance of obligations by the Borrower)

(1) To repay debts under this Agreement, the Borrower shall put money in the Agent Account by the

Payment Time Limit (with respect to debts for which the Repayment Due Date is specified in this Agreement), or immediately upon the request of the Agent (with respect to debts for which the Repayment Due Date is not specified in this Agreement), to the extent not contrary to Laws, Regulations, etc. In such cases, when money is put in the Agent Account, obligations of the Borrower towards the Agent or Lenders shall be deemed to have been performed; provided that if a New Loan for Refinancing is executed in accordance with Item 1 of the proviso to Paragraph 1 of Article 6 and based on an application under Paragraph 6 of Article 4, the Payment Time Limit related to the principal of an Individual Loan Amount Payable for the Old Loan to be Refinanced shall be extended to the time at which the New Loan for Refinancing is deemed to have been executed based on Item 1 of the proviso to Paragraph 1 of Article 6, and when such New Loan for Refinancing is executed in accordance with Item 1 of the proviso to Paragraph 1 of Article 6, obligations for the principal of an Individual Loan related to the Old Loan to be Refinanced shall be deemed to have been performed. In addition, if a New Loan for Refinancing is executed in accordance with Item 2 of the proviso to Paragraph 1 of Article 6, with respect to the principal amount of the Old Loan to be Refinanced that corresponds to the Individual Loan Execution Amount of the New Loan for Refinancing, obligations to pay the principal shall be deemed to have been performed at the time at which the New Loan for Refinancing is deemed to have been executed.

(2) Unless otherwise set forth in this Agreement, the Borrower shall not pay debts under this Agreement directly to Lenders other than the Agent, contrary to the preceding paragraph. If a Lender receives such payment, the Lender shall immediately pay the received amount to the Agent, and obligations for such amount shall be deemed to have been performed when the Agent receives such amount. In addition, unless the Agent and All Lenders give prior written approval, the Borrower shall not perform obligations under this Agreement through payment in substitution.

(3) Payments made by the Borrower in accordance with this Agreement shall be allocated in the order indicated below; provided that if a New Loan for Refinancing is executed based on an application under Paragraph 6 of Article 4, the provisions of the proviso to Paragraph 1 of this article shall take precedence with respect to obligations for the principal of an Individual Loan related to the Old Loan to be Refinanced.

[1] Expenses, etc. that shall be borne by the Borrower under this Agreement and that are borne by the Agent in place of the Borrower, and Agent Fees and late payment charges related thereto;

[2] Expenses, etc. that shall be borne by the Borrower under this Agreement and that are to be paid to third parties;

[3] Expenses, etc. that shall be borne by the Borrower under this Agreement and that are borne by a Lender in place of the Borrower and late payment charges related thereto;

[4] Late payment charges (excluding late payment charges set forth in Items 1 and 3 of this paragraph) and Settlement Money;

[5] Commitment Fees;

[6] Interest on the Loan; and

[7] Principal of the Loan.

(4) In the case of the allocation under the preceding paragraph, if the amount allocated is insufficient to cover the amount for any of the items, with respect to the first item not to be covered completely due to such insufficiency (hereinafter referred to as the “Insufficiency Item”), the amount remaining after allocation to items that are higher than the Insufficiency Item in the order of allocation shall be allocated proportionally according to the ratio of the amount of each debt that is due and payable and is to be paid by the Borrower in relation to such Insufficiency Item.

(5) With respect to the payment of obligations under this Agreement, the Borrower shall not deduct Taxes and Public Dues, etc. unless such deduction is required by Laws, Regulations, etc. If the Borrower must deduct Taxes and Public Dues, etc. from the amount payable, the Borrower shall pay an additional amount so that a Lender or the Agent can receive the amount that it would receive if Taxes and Public Dues, etc. were not imposed. In such cases, a tax certificate issued regarding tax withholding by the tax agency of Japan or other regulatory agencies in the country shall be sent by the Borrower directly to such Lender or the Agent within thirty (30) days of the payment.

Article 18 (Distribution to Lenders)

(1) After deducting amounts set forth in Items 1 and 2 under Paragraph 3 of the preceding article from the amount paid by the Borrower in accordance with the preceding paragraph, if there is a residual amount, the Agent shall immediately distribute such residual amount to Lenders in accordance with the provisions of this article.

(2) Before distribution by the Agent to Lenders under this article, (a) if an order for provisional seizure, preservative seizure or seizure related to Loan Claims is served upon the Borrower, (b) if a transfer of Loan Claims is made or (c) if third-party repayment is made, the relationship of rights and obligations, etc. between the Borrower, the Agent and Lenders shall be as set forth below.

(a) [1] If the Agent completes the distribution to Lenders in accordance with this article, before the Agent receives a notice from the Borrower stating that it has received an order for provisional seizure, preservative seizure or seizure of Loan Claims in accordance with Paragraph 5 of Article 20;

In such cases, even if such distribution by the Agent causes Damage, etc. to a person who has the right of provisional seizure, a person who has the right of preservative seizure, a person who has the right of seizure, the Borrower, a Lender or any other third party, the Agent shall not be held liable in any way for such Damage, etc. and the Borrower shall handle the issue at its own responsibility and expense. If the Agent sustains Damage, etc. due to such distribution, the Borrower shall compensate the Agent for such Damage, etc.;

[2] After the Borrower performs its obligations in accordance with Paragraphs 1 and 2 of the preceding article, but before the Agent completes the distribution to Lenders pursuant to this article, if the Agent receives a notice from the Borrower stating that it has received an order for provisional seizure, preservative seizure or seizure of Loan Claims related to such distribution in accordance with Paragraph 5 of Article 20;

In such cases, (i) the Agent may withhold the distribution under this article with respect to the amount related to such notice, and take other responsive measures in a manner deemed reasonable by the Agent. In addition, (ii) amounts paid by the Borrower other than the amount related to such notice shall be distributed by the Agent according to the allocation methods set forth in Paragraphs 3 and 4 of the preceding article. Even if the responsive measures taken by the Agent in accordance with the provisions of (i) of this item or such distribution by the Agent pursuant to the provisions of (ii) of this item causes Damage, etc. to a person who has the right of provisional seizure, a person who has the right of preservative seizure, a person who has the right of seizure, the Borrower, a Lender or any other third party, the Agent shall not be held liable in any way for such Damage, etc. and the Borrower shall handle the issue at its own responsibility and expense. If the Agent sustains Damage, etc. due to such measures or distribution, the Borrower shall compensate the Agent for such Damage, etc.;

[3] Before the Borrower performs its obligations in accordance with Paragraphs 1 and 2 of the preceding article, if the Agent receives a notice from the Borrower stating that it has received an order for provisional seizure, preservative seizure or seizure in accordance with Paragraph 5 of Article 20;

In such cases, the Agent shall perform the distribution according to the allocation methods set forth in Paragraphs 3 and 4 of the preceding article, assuming that there are no financial claims related to such notice. Even if the distribution by the Agent causes Damage, etc. to a person who has the right of provisional seizure, a person who has the right of preservative seizure, a person who has the right of seizure, the Borrower, a Lender or any other third party, the Agent shall not be held liable in any way for such Damage, etc. and the Borrower shall handle the issue at its own responsibility and expense. If the Agent sustains Damage, etc. due to such distribution, the Borrower shall compensate the Agent for such Damage, etc.;

(b) If in accordance with Paragraph 1 of Article 29, the Transferor and the Transferee, in their joint names, notify the Agent of transfer of Loan Claims. Note that if Loan Claims are transferred in accordance with the provisions of Article 28, this item shall apply by replacing the Transferor and the Transferee with the status transferor and the status transferee, respectively;

In such cases, the Agent shall immediately commence all clerical procedures required for treating such Transferee as the creditor of Loan Claims, and the Agent shall not be held responsible if it treats the previous Lender as the eligible Lender, until the Agent itself notifies the Borrower, the Transferor and the Transferee that such clerical procedures have been complete. If such treatment by the Agent causes Damage, etc. to the Transferee or any other third party, the Agent shall not be held liable in any way for such Damage, etc. and the Borrower and the Transferor related to such Loan Claims shall handle the issue at their own responsibility and expense. If the Agent sustains Damage, etc. due to this item, the Borrower and the Transferor related to such Loan Claims shall jointly compensate the Agent for such Damage, etc.; and

(c) If a third party who has made a repayment in accordance with the provisions of Paragraph 2 of Article 30 and a Lender who has received the repayment, in their joint names, notify or the Borrower solely notifies the Agent of the third-party repayment in accordance with Paragraph 2 of Article 30;

In such cases, after the Agent receives either of such notifications, it shall immediately commence all clerical procedures required for ensuring that the right of indemnification that is acquired by such third party and financial claims acquired by such third party by subrogation are treated in the same manner as for Loan Claims related to such repayment, and the Agent shall not be held responsible if it treats the situation as if such third-party repayment were not made, until the Agent itself notifies the Borrower, such third party and the Lender who has received the third-party repayment that such clerical procedures have been complete. If such treatment by the Agent causes Damage, etc. to such third party or any other third party, the Agent shall not be held liable in any way for such Damage, etc. and the Borrower and the Lender who has received such third-party repayment shall handle the issue at their own responsibility and expense. If the Agent sustains Damage, etc. due to this item, the Borrower and the Lender who has received such third-party repayment shall jointly compensate the Agent for such Damage, etc.

(3) Distribution by the Agent to Lenders shall be made in the order of Items 3 to 7 under Paragraph 3 of the preceding article. If there is an Insufficiency Item with respect to an amount to be distributed, the provisions of Paragraph 4 of the preceding article shall apply to the allocation and distribution for such Insufficiency Item. In such cases, notwithstanding the provisions of Paragraphs 3 to 7 of the preceding article, each Lender may, on its own discretion, determine the order and method of allocation of such distributed amount to repayments by the Borrower to such Lender, and the Borrower shall not make any objection to such determination; provided that if any Lender allocates the distributed amount to repayments in the order other than that set forth in Paragraphs 3 and 4 of the preceding article, the Agent may deem that such Lender has made an allocation in accordance with the provisions of Paragraphs 3 and 4 of the preceding article, and thereafter the Agent may distribute to each Lender, assuming that All Lenders have made an allocation in accordance with the provisions of Paragraphs 3 and 4 of the preceding article. To the extent that the Agent makes distribution in such manner, the Agent shall not be held responsible even if amounts distributed in such manner are inconsistent with amounts allocated by each Lender.

(4) If the payment by the Borrower as set forth in Paragraph 1 of the preceding article is past the Payment Time Limit, the Agent shall not be required to make a distribution set forth in Paragraph 1 of this article on the due date for such payment. In such cases, the Agent shall make such distribution immediately after receiving the payment from the Borrower, and if this causes Damage, etc. to a Lender or the Agent, the Borrower shall bear such Damage, etc.

(5) If the Agent makes a request based on reasonable grounds to a Lender to notify the amount (including the breakdown thereof) of financial claims payable by the Borrower to such Lender under this Agreement, the Lender shall immediately do so. In such cases, the distribution obligation set forth in Paragraph 1 of this article shall arise on the part of the Agent when it receives all of such notifications. If such notification is delayed with no reasonable cause, causing Damage, etc. to a Lender or the Agent, the Lender who fails to make the notification in a timely manner shall bear the Damage, etc.

(6) The Agent may make a distribution to Lenders through an advance payment made on behalf of the Borrower (however, this is not an obligation). Such advance payment shall not mean that the Borrower has performed its obligation. If such advance payment is made, and if the Borrower does not perform its obligation related to such advance payment by the Payment Time Limit, the Lenders who have received a distribution through the advance payment in accordance with this paragraph shall return the amount of such advance payment to the Agent immediately after receiving a request from the Agent to return such amount. In addition, immediately upon the request of the Agent, the Lenders shall pay the Agent the Advanced Costs incurred for making the advance payment, according to the amount of advance payment received by the respective Lenders. If the Lenders pay such Advanced Costs to the Agent, the Borrower shall compensate the Lenders for such Advanced Costs. In addition, before the Agent receives a notice given by the Borrower in accordance with Paragraph 5 of Article 20 stating that it receives an order for provisional seizure, preservative seizure or seizure, if the Agent completes the advance payment on behalf of the Borrower to make a distribution to Lenders, even if such advance payment for the distribution causes Damage, etc. to a person who has the right of provisional seizure, a person who has the right of preservative seizure, a person who has the right of seizure, the Borrower, a Lender or any other third party, the Agent shall not be held liable in any way for such Damage, etc., and the Borrower shall handle the issue at its own responsibility and expense. If the Agent sustains Damage, etc. (including, but not limited to, amounts not returned or paid by a Lender to the Agent in cases where such amounts should be returned or paid by the Lender to the Agent in accordance with the third and fourth sentences of this paragraph) due to such advance payment for the distribution, the Borrower shall compensate the Agent for such Damage, etc.

Article 19 (Representation and guarantee by the Borrower)

The Borrower hereby represents and guarantees that on the date of signing this Agreement, on the Commitment Start Day, at the time of execution of an Individual Loan and when in accordance with the provisions of Item 1 under Paragraph 2 of Article 31, the Agent submits the Statement of Extension set forth in the same item to the Borrower and Agreeing Lenders, the matters described in the following items are true with absolute certainty as of each Commitment Deadline before such extension:

[1] The Borrower is a joint stock company duly organized and existing under the laws of Japan;

[2] The execution and performance of this Agreement by the Borrower and transactions based thereon are acts conducted within the corporate purposes of the Borrower, and the Borrower has completed all procedures required for such acts in accordance with Laws, Regulations, etc., and the Articles of Incorporation and other internal rules of the Borrower;

[3] The execution and performance of this Agreement by the Borrower and transactions based thereon are (a) not contrary to Laws, Regulations, etc. binding on the Borrower, (b) not contrary to the Articles of Incorporation and other internal rules of the Borrower and (c) not contrary to contracts between the Borrower and a third party or contracts with a third party that are binding on the Borrower or its assets;

[4] A person who affixes his/her signature or name and seal on this Agreement on behalf of the Borrower is authorized to do so according to the procedures required under Laws, Regulations, etc., and the Articles of Incorporation and other internal rules of the Borrower;

[5] This Agreement is lawfully and validly binding on the Borrower and enforceable pursuant to its provisions;

[6] Financial Statement, etc. prepared by the Borrower (these shall be replaced with audited Financial Statements, etc., if the Financial Statements, etc. are required to be audited in accordance with Laws, Regulations, etc., and if other audits are performed) (however, these shall be replaced with Reports, etc. if the Borrower creates Reports, etc.) are prepared accurately and lawfully according to generally accepted accounting standards in Japan, and have undergone necessary audits if the Financial Statements, etc. are required to be audited in accordance with Laws, Regulations, etc.;

[7] There has occurred no important change that may have a material impact on the performance by the Borrower of obligations under this Agreement concerning information provided by the Borrower to the Agent or Lenders in relation to this Agreement, or no important change that may damage the business, assets or financial position of the Borrower that are described in Financial Statements, etc. (these shall be replaced with audited Financial Statements, etc., if the Financial Statements, etc. are required to be audited in accordance with Laws, Regulations, etc., and if other audits are performed) (however, these shall be replaced with Reports, etc. if the Borrower creates Reports, etc.) prepared for the fiscal term ended March 2017 by the Borrower after the end of such fiscal term and other accounting documents or have a material impact on the performance by the Borrower of obligations under this Agreement;

[8] No lawsuit, arbitration, administrative procedures or other disputes that do or may have a material adverse effect on the performance by the Borrower of obligations under this Agreement have been or may be initiated;

[9] None of the reasons or events set forth in the items under Paragraph 1 or 2 of Article 21 or no reason or event that constitutes any of the above-mentioned reasons or events as a result of issuance of a notice or a lapse of time, or both has arisen or may arise;

[10] The Borrower does not fall under any of the following categories set forth in Items (a) to (n);

(a) Criminal gang (meaning a group that may facilitate its members [including members of a constituent group of such group] to collectively or frequently engage in violent and illegal acts, etc.; the same shall apply hereinafter in this item)

(b) Criminal gang member (meaning a member of a criminal gang; the same shall apply hereinafter in this item)

(c) Person for whom five (5) years have not passed since the day when he/she ceased to be a criminal gang member;

(d) Quasi-member of a criminal gang (meaning a person who is not a criminal gang member but has a relationship with a criminal gang and may engage in violent and illegal acts, etc. by taking advantage of force of a criminal gang, or a person who supports, or has involvement in, the maintenance and operation of a criminal gang, for example by providing funds, weapons, etc. to a criminal gang or criminal gang members; the same shall apply hereinafter in this item);

(e) Criminal gang-related company (meaning a company where a criminal gang member has de-facto management involvement, a company that is managed by a quasi-member of a criminal gang or an ex-criminal gang member and that actively supports or has involvement in the maintenance or operation of a criminal gang, for example by providing funds to a criminal gang, or a company that actively uses a criminal gang to execute its business and supports the maintenance and operation of a criminal gang);

(f) Corporate racketeer, etc. (meaning a corporate racketeer, an extortionist that blackmails corporations, or other persons that may engage in violent and illegal acts, etc. to pursue unjust gains and pose a threat to the security of lives of citizens);

(g) Extortionist fronting as a civil activist, etc. (meaning a person disguised or fronting as a civil activist or political activist who may engage in violent and illegal acts, etc. to pursue unjust gains and pose a threat to the security of lives of citizens);

(h) Organized crime syndicate, etc. with special capabilities (meaning a group or individual that does not fall under the categories set forth in (a) to (g) above, uses force of a criminal gang by taking advantage of its relationship with the criminal gang, or plays a central role in an organized crime by taking advantage of its financial connection with a criminal gang);

(i) Any other person who is similar to those set forth in (a) to (h) above;

(j) Person who has a relationship where a person falling under any of (a) to (i) above (hereinafter referred to as a “Criminal Gang Member, etc.” in this item) is considered to have control over management;

(k) Person who has a relationship where a Criminal Gang Member, etc. is considered to have de-facto management involvement;

(l) Person who has a relationship where a Criminal Gang Member, etc. is used in an unjustifiable manner to, among other purposes, pursue unjust gains for the benefit of him/herself, his/her company or a third party or cause damage to a third party;

(m) Person who has a relationship where the person has involvement with a Criminal Gang Member, etc., for example by providing funds, benefits, etc. to the Criminal Gang Member, etc.; and

(n) Person for which its officer or a person who has de-facto involvement in its management has a socially-objectionable relationship with a Criminal Gang Member, etc.

Article 20 (Borrower’s Covenants)

(1) The Borrower hereby covenants to perform at its expense the activities stated in each Item below on and after the date of execution of this Agreement until the Lending Obligation of all Lenders terminates and the Borrower completely performs all its obligations owed to each Lender and the Agent hereunder:

[1] To immediately inform the Agent and all Lenders to such effect if any of the events set forth in Items of Article 21, Paragraph 1 or Paragraph 2 occurs or threatens to occur, or if an event which constitutes such event occurs or threatens to occur due to the issuance of a notice and/or the lapse of time;

[2] To promptly submit to the Agent and all Lenders a copy of such Financial Statements if the Borrower prepares any Financial Statements; however, if the Borrower prepares any Reports, upon their submission to the Director-General of the competent local Finance Bureau the Borrower shall promptly submit to the Agent and all Lenders a copy thereof in place of a copy of the Financial Statements. If the Borrower electronically discloses Reports by means of EDINET（Electronic Disclosure for Investors' NETwork as stipulated in the Financial Instruments and Exchange Act, Article 27-30-2）the Borrower shall be deemed to have submitted such copy as of the moment of such disclosure. If the Agent or any Lender requests the Borrower to submit a copy of Reports the Borrower shall promptly submit such copy to the Agent or the Lender. If the Borrower prepares Financial Statements (or Reports if prepared by the Borrower) the statements shall be prepared accurately and lawfully in light of the accounting standards generally accepted in Japan as fair and reasonable, and shall be audited if necessary in case the Borrower is obligated by Laws and Ordinances to have such statements audited.

[3] If the Borrower prepares Financial Statements or Reports for the closing period ending on the day of execution of this Agreement or later the Borrower shall promptly submit to the Agent and all Lenders a document prepared in the form per Exhibit 4 attached hereto which permits the Agent and the Lenders to check to see how the items set forth in Article 30, Paragraph 1 hereof are being complied with.

[4] If requested by the Agent or by any Lender via the Agent the Borrower shall immediately inform the Agent and all Lenders about the property, management or business conditions of or relating to the Borrower, its Subsidiary or Affiliate, providing any facilities or assistance necessary for their investigation;

[5] If any significant change occurs or threatens to occur due to lapse of time to the property, management or business conditions of the Borrower, its Subsidiary or Affiliate, or if a lawsuit, arbitration, administrative proceedings or other dispute commences or threatens to commence in connection with the Borrower which seriously affects or is likely to affect the Borrower’s performance of its obligations hereunder, the Borrower shall immediately notify the Agent and all Lenders to such effect;

[6] If any one of the matters set forth in Items of the foregoing Article is found to be untrue the Borrower shall immediately notify the Agent and all Lenders to such effect;

[7] The Borrower shall prepare its trial balance sheet effective as of the last day of March, June, September and December of each year after March 2018 inclusive (which shall include an income statement showing earnings results for the Borrower and its U.S. subsidiary) and submit it to the Agent and all Lenders within one (1) month of the respective record date.

(2) If the Majority Lender finds it necessary to protect and preserve Loan Receivables owed by the Borrower under this Agreement and requests the Borrower via the Agent in writing, the Borrower hereby covenants to immediately provide a security interest in the Borrower’s assets designated by the Majority Lender and the Agent which is in form and substance satisfactory to both the Majority Lender and the Agent and of equal priority between each Lender and the Agent, to protect Loan Receivables owed by the Borrower hereunder to All Lenders and the Agent.

(3) The Borrower hereby covenants to comply with the matters set forth in Items below on and after the date of execution hereof until all Lenders are through with their Lending Obligations and the Borrower completely performs all its obligations owed to the Lenders and the Agent hereunder:

[1] The Borrower shall maintain valid and effective all permits and licenses required for performing its principal business and continue business in compliance with all applicable Laws and Ordinances;

[2] The Borrower shall not change its principal business;

[3] Except as required by applicable Laws and Ordinances, the Borrower shall not subordinate any payment of its obligations hereunder to any other unsecured and unsubordinated obligations (including the obligations among secured loans which shall remain deficiently collected even after the provided security is converted into cash), treating them at least in the same order of debt payment;

[4] Without the approval of the Agent and all Lenders the Borrower shall not change its organization or the organization of its Subsidiary or Affiliate (in the meaning defined in Article 2, Item 26 of the Companies Act), merge with another, split up, engage in a stock exchange or stock transfer, assign to a third party the whole or a part of its business or assets (including a transfer for a sale-and-lease back transaction), reduce its capital, or take over a material business or the whole or a part of assets of a third party, which seriously affects adversely or is likely to seriously affect adversely the Borrower in performing its obligations hereunder;

[5] The Borrower shall not become what falls under (a) through (n) set forth in Article 19, Item 10 hereof;

[6] The Borrower shall not perform by itself or using a third party an act which fits into any of those set forth in (a) through (e) below:

(a) Act of violent demand;

(b) Act of unreasonable demand in excess of legal responsibility;

(c) Act of using intimidating language or behavior or violence in relation to a transaction;

(d) Act of impairing the credit of a Lender or the Agent or of interfering with the business of a Lender or the Agent, by running a false rumor or using a fraudulent means or violence;

(e) Act similar or equivalent to any of the acts described in (a) through (d) above.

(4) [1] The Borrower herby covenants to maintain the value of the net assets stated in its parent-only balance sheet as of the end of the closing period of the Borrower’s fiscal year ending on the date of execution of this Agreement or later, in an amount not smaller than 75% of the value of the net assets stated in the Borrower’s parent-only balance sheet as of the last day of the immediately preceding closing period or 75% of the amount of the net assets stated in the Borrower’s parent-only balance sheet for the closing period ending in March 2017, whichever is greater.

[2] The Borrower herby covenants to maintain the value of the net assets stated in its consolidated balance sheet as of the end of the closing period of the Borrower’s fiscal year ending on the date of execution of this Agreement or later, in an amount not smaller than 75% of the value of the net assets stated in the Borrower’s consolidated balance sheet as of the last day of the immediately preceding closing period or 75% of the amount of the net assets stated in the Borrower’s consolidated balance sheet for the closing period ending in March 2017, whichever is greater.

[3] The Borrower hereby covenants not to post operating loss for two consecutive periods in its parent-only income statement for the closing period for each fiscal year ending on the date of execution hereof or ending thereafter.

[4] The Borrower hereby covenants not to post operating loss for two consecutive periods in its consolidated income statement for the closing period for each fiscal year ending on the date of execution hereof or ending thereafter.

(5) If an order is served on the Borrower for provisional seizure, preservation and seizure or seizure with respect to Loan Receivables the Borrower shall immediately notify all Lenders in writing via the Agent to such effect accompanied by a copy of the order.

Article 21 (Causes of Acceleration)

(1) If any of the events set forth in Items below occurs, without notice from any Lender or the Agent the due dates of all the obligations owed by the Borrower to all Lenders and the Agent under this Agreement shall be automatically accelerated to the date of occurrence of such event, whereupon the Borrower shall immediately pay the principal of the Loan as well as corresponding interest,

Settlement Money and all other amounts which the Borrower is obligated to pay under this Agreement in accordance with the provision of Article 17 hereof, whereupon the Lending Obligations of all Lenders shall cease to exist.

[1] Payments by the Borrower stop or a petition is filed against the Borrower for institution of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings or other similar legal arrangement proceedings (including a similar petition filed outside of Japan);

[2] The Borrower resolves its dissolution or is ordered to dissolve itself (except where the Borrower is dissolved because of an absorption-type merger or an incorporation-type merger);

[3] The Borrower closes business;

[4] The Borrower is subject to the disposition by suspension of transactions in the clearing houses or suspension of transactions via densai.net Co., Ltd. or is subject to an equivalent measure implemented by any other electronic monetary claim recording institution;

[5] An order or notice is dispatched for provisional seizure, preservation and seizure or seizure of deposit claims or other claims owed to the Borrower by Lenders (including similar proceedings outside of Japan) or a trial is held which orders the execution of preservation and seizure or seizure.

(2) If any of the events set forth in Items below occurs, by virtue of a notice issued by the Agent to the Borrower at the request of the Majority Lender the due dates of all the obligations owed hereunder by the Borrower to all Lenders and the Agent shall be accelerated to the date of such notice, whereupon pursuant to the provision of Article 17 hereof the Borrower shall immediately pay the principal of the Loans and accrued interest, Settlement Money and all other amounts of money payable by the Borrower hereunder and the Lending Obligation of all Lenders shall cease to exist:

[1] The Borrower delays in payment of all or part of the monetary obligations which the Borrower owes to Lenders or the Agent, irrespective of whether the obligations are owed hereunder or not;

[2] Any one of Items set forth in Article 19 hereof turns out to be untrue;

[3] The Borrower is in breach of its obligations hereunder with the exception of Item 1 of this Paragraph (provided that such breach, if curable, is not cured over ten or more business days following its occurrence);

[4] An order or a notice is dispatched for seizure, provisional seizure, preservation and seizure or provisional disposition (including similar proceedings outside of Japan) of the security property provided by the Borrower to Lenders, or auctions proceedings commence;

[5] The maturity dates of the corporate bonds issued by the Borrower are accelerated;

[6] The Borrower delays in performing the whole or a part of its monetary obligations other than those owed hereunder, or has their due dates accelerated, or delays in performing the whole or a part of its obligation on the guarantee provided to cover obligations owed by a third party even though such obligation becomes enforceable;

[7] The Borrower discontinues business or is subject to disposition by suspension of business by the competent government agency;

[8] A petition is filed for Conciliation Proceedings for Expediting Adjustment of Specified Debts with respect to the Borrower;

[9] Due to causes other than those stated in [1] through [8] above the Borrower’s business or property deteriorates or threatens to deteriorate requiring the measure for protection of claims stated in this Paragraph to be taken.

(3) If the notice referred to in the foregoing Paragraph delays or fails to arrive due to a cause attributable to the Borrower, the due dates of all the obligations owed by the Borrower hereunder shall be accelerated to the date when the notice should normally arrive, whereupon the Borrower shall, in accordance with the provisions of Article 17, immediately pay the principal of the Loans and the interest accrued thereon, Settlement Money, and all other amounts of money which the Borrower is under obligation to pay hereunder, whereupon the Lending Obligation of all Lenders shall cease to exist.

(4) If a Lender becomes aware of the occurrence of any of the events set forth in Paragraph 1, Items (1) through (4) or Paragraph 2, Items [1] through [4] hereof, such Lender shall immediately notify the Agent to such effect, whereupon the Agent shall notify all other Lenders of the occurrence of such event. If the event set forth in Paragraph 1, Item [5] of this Article occurs, and the Lender who owes the deposit or other claims related to the event becomes aware of such event, the Lender shall notify the Borrower, all other Lenders and the Agent of the occurrence thereof.

Article 22 (Offset, Realization and Voluntary Sale of Security Interest)

(1) If the Borrower is required to perform its obligations owed to the Agent or Lenders because of their maturity or acceleration or other event the Agent or the Lenders may (a) notwithstanding the provision of Article 17, Paragraph 2 hereof offset its claims owed by the Borrower hereunder with the deposit liabilities, insurance policy-based liabilities or other liabilities owed to the Borrower by the Agent or the Lenders regardless of their maturity, and (b) have various deposits reimbursed on behalf of the Borrower omitting prior notice or established procedures, and apply them to the repayment of the obligations. The interest payable or receivable on claims or debts, Settlement Money, damage arising from delayed payment, etc., for the purpose of such offset or application to repayment shall be calculated on the assumption that relevant claims and debts extinguish on the date of their calculations, that the rate of interest or of applicable charges are subject to those set forth in the applicable agreements and that applicable foreign exchange rates shall be those reasonably determined by the Agent or the Lenders at the time of such calculations.

(2) Notwithstanding the provisions of Article 17, Paragraph 2 hereof, of the deposit claim owed to the Borrower by the Agent or the Lenders, of claim under insurance contracts and of other claims those which have become due and payable may be offset against those obligations hereunder owed to the Agent or the Lenders which have become due and payable, to the extent that such offsetting is necessary for the purpose of securing claims. In this case, the Borrower shall notify the Agent and the Lenders in writing of the offset conducted, and promptly submit to the Agent or the Lenders certificates of the deposit claims, claims under insurance contracts and other claims which were offset, and bank passbooks, all of which are duly provided with registered seal impressions. For such offsetting purposes, interests applicable to claims and obligations, delinquency charges, etc., shall be calculated on the assumption that all such claims and obligations extinguish on the date when the relevant notice of offset arrives, while interest rates and other applicable rates shall be those set forth in the agreements for such interest rates and other rates. For foreign exchange rates the parties shall apply the rate which was reasonably applied by the Agent or the Lenders at the time of such calculations.

(3) If the Borrower is required to pay debts owed to the Agent or Lenders because of their maturity, acceleration or other cause, then notwithstanding the provision of Article 17, Paragraph 2 hereof the Agent or the Lender may realize its security interest (including collections by subrogation and by receipt or voluntary disposition of assets secured by an accord and satisfaction, hereinafter referred to as the “Realization of Security Interest”).

(4) Notwithstanding the provision of Article 17, Paragraph 2 hereof if the Borrower is required to perform its obligations owed to the Agent or the Lenders because of their maturity, acceleration or other cause, the Borrower shall first notify the Agent in writing in advance, then voluntarily sell the assets secured or mortgaged in favor of the Agent or the Lenders, pay the amount of money thus received directly to the Agent or Lenders by means of performing its obligations hereunder, or deliver the assets secured in favor of the Agent or Lenders in substitution for the payment of its obligations hereunder, such payment being considered to be a performance of its obligations hereunder.

(5) If in a case where due to a cause not attributable to a Lender the principal of an Individual Loan made by the Lender is repaid or offset before its payment date (including but not limited to the case where the principal of the Individual Loan is caused to extinguish as the result of an offsetting made under Paragraph 1 of this Article) the rate of reinvestment return on the repaid or offset Individual Loan is lower than the rate of interest applied to the relevant Individual Loan the Borrower shall, except as otherwise provided in this Agreement, pay to the relevant Lender the Settlement Money for the relevant repayment or offsetting in accordance with the provision of Article 17 hereof, on the same date on which relevant repayment or offsetting is made.

(6) If an offsetting or substitution payment is made pursuant to Paragraph 1 or 2 of this Article, or the security interest is realized pursuant to Paragraph 3 hereof, or the asset secured is voluntarily sold or provided in subrogation pursuant to Paragraph 4 of this Article, the detail of such event shall be promptly notified in writing to the Agent by the Lender with respect to Paragraphs 1 and 3 of this Article, and by the Borrower with respect to Paragraphs 2 and 4 of this Article. If the Lender or Agent is caused to sustain damage or the like due to an unreasonable delay of such notice, such damage shall be paid for by the Lender or the Borrower who has failed to provide such notice appropriately.

Article 23 (Adjustment between Lenders and the Agent)

(1) If the obligation owed by the Borrower hereunder to a Lender extinguishes not in compliance with the provisions of Article 17 or 18 hereof (except where such obligation is offset or paid in subrogation pursuant to Paragraph 1 or 2 of the foregoing Article) (the relevant Lender shall hereinafter be referred to in this Paragraph as the “Lender with Extinguished Obligations”), all Lenders and the Agent shall, except as otherwise provided herein, assign or receive claims or take other appropriate measures pursuant to the provisions set forth in each of the Items below thus making adjustments between the Lenders and the Agent as if such obligations are repaid pursuant to the provision of Articles 17 and 18 hereof and therefore the obligations owed by the Borrower to the Agent and the Lenders have extinguished. If no agreement can be reached between all Lenders and the Agent with respect to such assignment or receipt of claims or other appropriate measures, all Lenders shall follow the measure which shall be decided by the Agent at its own discretion. However, if claims are expected to be assigned for the purpose of an adjustment to be made between the Lenders and the Agent as provided in this Paragraph (including but not limited to the cases provided for in Item 2 of this Paragraph) the Lender who shall be the assignor of such claim may refuse to assign such claim. Even if such assignment is refused the assignment shall be deemed to have been made for the purpose of calculating the Unused Commitment Amount.

[1] In a case where the amount of money which relates to the extinction of the relevant obligations is supposed to have been paid to the Agent at the time of its extinction pursuant to the provision of Article 17, Paragraphs 1 hereof, the Agent shall identify and calculate the amount of the claim which is supposed to have been paid to other Lenders and the Agent (hereinafter referred to as “Other Lenders and the Like”) pursuant to the provisions of Articles 17 and18 hereof.

[2] The Lender with Extinguished Obligations shall purchase from Other Lenders and Like located in the relevant place those claims at face value which correspond to the amount calculated by the Agent pursuant to the provision of the foregoing Item, out of the claims of the Lender and the Like which was identified by the Agent pursuant to the provision of the foregoing Item.

[3] In a case where the claim referred to in the foregoing Item is purchased, promptly after such sale of the claims Other Lenders and the Like who sold such claims shall notify the Borrower at its expense by means of an instrument having a fixed date as provided in Article 467 of the Civil Code.

(2) Notwithstanding the forgoing Paragraph no adjustment shall be made between the Lenders stipulated in the foregoing Paragraph and the Agent in any of the cases below and consequently only the related Lenders shall receive repayment:

[1] The security interest is realized by the relevant Lenders;

[2] As the result of auctions held by a third party as a means of compulsory execution or realization of the security interest the Lenders are paid for the claim owed to them by the Borrower hereunder in relation to the security interest;

[3] The obligations owed by the Borrower hereunder extinguish as the result of the offsetting or reimbursement pursuant to the provision of Paragraph 1 or 2 of the foregoing Article;

[4] A case where the assets subject to a security interest in favor of the Lenders are sold on a voluntary basis pursuant to the provision of Paragraph 4 of the foregoing Article and the money received is directly paid to the relevant Lenders in fulfilment of the Borrower’s obligations hereunder, or a case where payment is made by means of the assets subject to a security interest in favor of the Lenders under an accord and satisfaction whereby the obligation hereunder in favor of the relevant Lenders extinguish.

Article 24 (Rights and Obligations of the Agent)

(1) Commissioned by all Lenders the Agent shall conduct the agency service and exercise authority for all Lenders. When conducting the agency service the Agent shall exercise such authority as is normally deemed necessary or appropriate. The Agent shall not be under any obligation other than those expressly set forth in relevant Articles hereof or be held responsible or liable for any failure of the Lenders to perform their obligations hereunder. The Agent represents the Lenders and shall not act as an agent for the Borrower unless otherwise provided.

(2) The Agent can rely upon correspondences, documents or papers (including loan applications which are received from the Borrower via fax pursuant to the provision of Article 4, Paragraph 1 hereof) which are considered to be true and accurate and to have been delivered by appropriate persons after they are signed or affixed with names and seals. The Agent also can act relying on the written opinions or explanations provided by experts who are reasonably selected by the Agent to the extent necessary in relation to this Agreement.

(3) When performing the duties and exercising the authority set forth in this Agreement the Agent shall act with the care of a good manager.

(4) The Agent or any of its directors, employees or agents shall not be held responsible or liable in any manner to the Lenders with respect to its action or inaction performed under or in relation to this

Agreement unless the Agent commits willful misconduct or gross negligence. The Lenders shall jointly pay the Agent for the debts, damage and the like sustained by the Agent (including but not limited to the expenses incurred in order not to sustain damage or loss or the expenses incurred in order to recover damage or loss (including attorney fees)) in order to perform its obligations under this Agreement, to the extent that they are not repaid by the Borrower. However, if the Agent also serves as a Lender all Lenders exclusive of the Agent as a Lender shall jointly compensate the Agent for the amount which remains after deducting the portion to be paid by the Agent as a Lender as calculated according to the ratio of its participation as a Lender (however, such ratio of the participation of the Agent as a Lender after all Lenders complete their lending obligation shall be the ratio of the total amount of the principals of the Outstanding Individual Loan Money provided by the Agent as Lender to the Total Outstanding Loan Balance as of such moment, hereinafter the same) (However, if any Lender is unable to perform such obligation to compensate the Agent, a ratio calculated by dividing the ratio of the participation of the Agent as a Lender by the total ratio of participation of Lenders exclusive of the aforementioned Lender who is unable to perform the obligation shall be used).

(5) If the Agent is provided with instructions in writing by the Majority Lender the Agent shall act upon such instructions as far as they are lawful. In this case the Agent shall not be responsible or liable to the Borrower or Lenders for the result arising from such act.

(6) Unless the Agent is in receipt of a notice from the Borrower or any Lender to the effect that there exists any of the causes provided for in Items of Paragraph 1 or 2 of Article 21 hereof or that because of a notice and/or the lapse of time a cause exists which constitutes such cause the Agent is deemed to have had no possibility to know the existence of such cause.

(7) The Agent does not guarantee the effectiveness of this Agreement or any of the items stated herein. The Lenders shall examine the creditworthiness of and other necessary matters relating to the Borrower based on the documents, information and other materials which the Lenders find appropriate, and enter into this Agreement at its own discretion and engage in the business intended under this Agreement.

(8) If the Agent also serves as a Lender its rights and obligations as a Lender hereunder shall be the same as those of other Lenders regardless of its obligations as the Agent under this Agreement. The Agent shall be able to conduct generally accepted banking transactions with the Borrower outside of this Agreement. The Agent is under no obligation to disclose to other Lenders any information obtained about the Borrower in its transactions outside of this Agreement (information received from the Borrower shall be deemed to be information obtained in a transaction conducted outside of this Agreement unless the information is expressly stated to have been sent under this Agreement) nor to distribute to other Lenders any money paid by the Borrower in any transaction conducted with the Borrower outside of this Agreement.

(9) The amount of Individual Loan Money and the amount of money to be distributed to the Lenders pursuant to the provision of Article 18 hereof shall be calculated by rounding off fractions less than one yen if distributed to Lenders other than the Lenders designated by the Agent (hereinafter in this Paragraph referred to as “Rounding-off Calculation Lender”; however, if the Agent also serves as a Lender the Agent-cum-Lender shall be the Rounding-off Calculation Lender). The amount to be distributed to Rounding-off Calculation Lenders shall the amount which remains after the amount distributed to other Lenders is deducted from the aggregate amount of distribution. The rounding of fractions less than one yen necessary for the purpose of this Agreement shall be made using the means considered appropriate by the Agent except in the cases mentioned above.

(10) The decision of the rates of interest, Loan Terms and dates of repayment as well as other decisions and the amount of money to be paid under this Agreement shall be deemed final and binding to the Borrower and the Lenders unless obvious errors are found in them.

(11) If the Agent receives from the Borrower a notice which the Agent is supposed to convey to the Lenders pursuant hereto the Agent shall promptly inform all Lenders of the notice’s content. If the Agent receives from any Lenders a notice which the Agent is supposed to convey to the Borrower or other Lenders pursuant hereto the Agent shall promptly inform the Borrower or all Lenders of the content thereof. The Agent shall have all the documents which are received from the Borrower and kept safely available for access to the Lenders during its normal business hours.

Article 25 (Resignation or Dismissal of the Agent)

(1) The resignation of the Agent shall follow the procedures given below:

[1] The Agent may resign by notifying all Lenders and the Borrower in writing; provided, however, that its resignation shall not be effective until the successor is appointed and accepts to take office of the Agent.

[2] If the notice referred to in the foregoing Item is issued the Majority Lender shall appoint a successor agent with the approval of the Borrower.

[3] If an entity which shall become the successor Agent is not appointed by the Majority Lender within thirty (30) days from the date of notification (inclusive) under Item 1 of this Paragraph or the entity appointed by the Majority Lender does not accept the office of the Agent, then with the permission of the Borrower the Agent still in office may appoint a successor Agent in place of the Majority Lender.

(2) The dismissal of the Agent shall follow the procedures given below:

[1] The Majority Lender may dismiss the Agent by notifying in writing all other Lenders, Borrower and the Agent; provided, however, that such dismissal shall not be effective until the successor Agent is appointed and accepts to take office of the Agent.

[2] If notice is issued under the foregoing Item the Majority Lender shall appoint a successor Agent with the approval of the Borrower.

(3) If the entity which is appointed as a successor Agent under Paragraph 1 or the foregoing Paragraph of this Article accepts to take office of the Agent the former Agent shall deliver to the successor Agent all the documents and papers which the Agent safely keeps under this Agreement and provide all cooperation necessary for the successor in performing its duties.

(4) The successor Agent shall take over all the rights and obligations held by the predecessor under this Agreement. Upon the successor Agent’s taking office the former Agent shall be relieved of all the obligations it bears as the Agent. However, all the acts (including omissions committed) performed by the former Agent while in office shall effectively continue to be subject to each of the terms and conditions set forth herein.

(5) If either of the situations mentioned in Items below applies to the Agent, notwithstanding the provisions of the foregoing four Paragraphs the Agent may resign as the Agent upon agreeing with the Majority Lender. If the Agent resigns pursuant to the terms set forth in this Paragraph the Agent who resigned shall promptly notify the Borrower to such effect, and the Borrower shall not raise an objection to such resignation. Even when the Agent resigns pursuant to the terms set forth in this Paragraph the Borrower shall not be relieved of the obligation to pay the Agent Fee incurred so far:

[1] A petition is filed against the Borrower for institution of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings or any similar legal bankruptcy proceedings (including similar petitions filed outside of Japan);

[2] The Borrower is in default of payment of the Agent Fee and despite the notice requiring payment within the determined period, does not pay the same by the end of such period.

Article 26 (Clarification of the Majority Lender’s Intention)

(1) The procedures for the clarification of the Majority Lender’s intention shall be the following:

[1] When a Lender determines that an event has occurred which requires instructions of the Majority Lender set forth herein the Lender may notify the Agent requesting it to clarify the intention of the Majority Lender.

[2] Upon receipt of notice under the foregoing Item the Agent shall promptly notify all Lenders to the effect that the Agent intends to clarify the intention of the Majority Lender.

[3] Upon receipt of notice under the foregoing Item each Lender shall take its decision with respect to the relevant event and notify the Agent of the taken decision within five (5) business days.

[4] If the intention of the Majority Lender is clarified pursuant to the foregoing three Items the Agent shall promptly notify the Borrower and all Lenders of its specifics as instructions given by the Majority Lender.

(2) If in a case other than the case referred to above the Agent determines on its own that an event has occurred which requires the Majority Lender to clarify its intention the Agent may notify all Lenders to the effect that the Agent seeks to clarify the intention of the Majority Lender. After such notice the Agent shall follow the procedure set forth in Items 3 and 4 of the foregoing Paragraph.

Article 27 (Amendment to this Agreement)

(1) This Agreement may not be amended unless agreed in writing by the Borrower, all Lenders and the Agent.

(2) Notwithstanding the provision of the foregoing Paragraph in a case where the Agent resigns pursuant to Article 25, Paragraph 5 hereof and a successor Agent is not immediately appointed by the agreement of the Majority Lender this Agreement may be amended to the extent reasonably necessary to permit each Lender to exercise its right on an individual basis by means of a written agreement of the Majority Lender and the Agent (or of the Majority Lender if the Agent has already resigned). The party which amends this Agreement pursuant to the provision of this Paragraph shall notify the other parties to this Agreement in writing of the specifics of the amendment made hereto.

Article 28 (Assignment of Status)

(1) Unless all Lenders and the Agent give a prior written approval the Borrower may not assign to a third party its status or rights or obligations hereunder.

(2) A Lender may assign to a third party its status and all the accompanying rights and obligations on condition that all other Lenders, the Borrower and the Agent approve it in writing in advance (which shall not apply to the assignment of the Loan Receivables stipulated in Article 23 or 29 hereof) and that all of the requirements set forth in Items below are satisfied (an assignment of its status hereunder and an accompanying assignment of part of rights or obligations is not permitted) (hereinafter in this Article the Lender who makes such assignment shall be referred to as a “Status Assignor” and the entity which receives such assignment as a “Status Assignee”). In this case, the Status Assignor and the Status Assignee shall in their joint name send to the Agent a notice of status assignment accompanied by a copy of written approval provided by all other Lenders, the Borrower and the Agent. None of all other Lenders, the Borrower and the Agent may decline such approval without reasonable reason. If such assignment is made the Agent shall notify all Lenders pursuant to the provision of Article 32, Paragraph 5 hereof:

[1] If as the result of such assignment Loan Receivables or other claims which are stipulated in this Agreement and owed to the Status Assignor by the Borrower are assigned to the Status Assignee, the approval by the Borrower shall include the approval of the assignment of such Loan Receivables and the Status Assignor shall obtain the fixed date for the assignment date for such approval;

[2] The Status Assignee is an eligible assignee;

[3] Such assignment shall not give rise to a withholding tax or other tax and consequently shall not cause the interest payable by the Borrower to the Status Assignee to increase pursuant to the provision of Article 17, Paragraph 5 hereof (excluding, however, a case where the Lender assigns its status hereunder to its overseas subsidiary or affiliate because its lending business in Japan is abolished).

(3) Expenses and the like which shall be incurred by the assignment made under the foregoing Paragraph shall be borne entirely by the Status Assignor. The Status Assignor shall pay to the Agent 500,000 Japanese yen together with national and local consumption taxes in order to cover clerical procedures related to such assignment.

Article 29 (Assignment of Loan Receivables)

(1) Except as otherwise provided in this Agreement a Lender may assign the whole of its Loan Receivables (a partial assignment of Loan Receivables is not permitted) only when all the requirements set forth in Items below are satisfied. The Assignor and the Assignee shall have such assignment perfected to be enforceable against a third party or an obligor as of such date of assignment, in which case the Assignor and the Assignee shall immediately notify the Agent of the fact of such assignment in their joint names. Such notice shall be made by sending a Loan Receivables assignment notice to the Agent. In a case where Loan Receivables are assigned pursuant to this Paragraph the Assignee shall be treated as the Lender in applying the Articles hereof to such Loan Receivables.

[1] With respect to the assigned Loan Receivables the Assignee shall be bound by each of the terms related to the Loan Receivables under this Agreement (the Assignee shall not bear the Lending Obligation);

[2] The Assignee shall be an eligible assignee;

[3] The assignment shall not incur withholding taxes nor cause the amount of interest payable by the Borrower to the Assignee to increase pursuant to the provision of Article 17, Paragraph 5 hereof (except where the Lender assigns such Loan Receivables to its overseas subsidiary or affiliate because of the abolition of its lending operations in Japan).

(2) The Assignor shall pay all the expenses to be incurred by assigning its Loan Receivables under the foregoing Paragraph. By the date of such assignment the Assignor shall pay to the Agent 500,000 Japanese yen together with applicable national and local consumption taxes as the consideration for clerical procedures related to such assignment.

(3) If an assignment is made pursuant to Paragraph 1 of this Article the Unused Commitment Amount shall be calculated as if no such assignment had been made.

Article 30 (Collection from Third Parties)

(1) On and after the date of execution hereof, the Borrower shall not, without the prior written approval of the Agent and all Lenders, entrust a third party to provide a guarantee for the obligations owed by the Borrower under this Agreement (including real guarantees, exclusive, however, of a revolving guarantee and a real guarantee meant to be revolving collateral) or cause a third party to assume or perform the obligations owed by the Borrower hereunder.

(2) The Lender may receive a repayment by a third party of the Borrower’s obligations hereunder as long as such repayment satisfies all the requirements set forth in Items below. If pursuant to the provision of this Paragraph the Lender has received a repayment from a third party the Lender shall, in a joint name with such third party, immediately notify the Agent of such repayment received while the Borrower shall do the same in its own name. The provision of Article 17, Paragraph 2 hereof shall not apply to a repayment received pursuant to the provision of this Paragraph and the adjustment set forth in Article 23, Paragraph 1 hereof between the Lender and the Agent shall not be made with respect to the extinction of the Borrower’s obligations hereunder due to the receipt of such repayment:

[1] If a third party enforces on the Borrower the right of reimbursement which the party acquires as the result of such repayment or enforces on the Borrower the claim which the party acquires by subrogating for the Lender the third party shall agree in writing to treat such right of reimbursement and the claim acquired by means of subrogation in the same manner that the party treats the claim relating to such repayment and to be bound by the terms and conditions of this Agreement to such extent, and provide such written agreement to the Agent for the benefit of the Lender and the Agent;

[2] The third party is an eligible assignee and is not a subsidiary or affiliate of the Borrower, or the Borrower is not a subsidiary or affiliate of such third party;

[3] If the repayment is a repayment of the obligations related to Loan Receivables then such Loan Receivables shall be repaid in full;

[4] The repayment shall not incur any withholding tax or other tax or increase the amount of interest payment by the Borrower to a third party pursuant to the provision of Article 17, Paragraph 5 hereof.

If the third party exercises the right of reimbursement or acquires Loan Receivables by means of subrogation such acquisition of the right of reimbursement or such acquisition by means of subrogation shall be considered an assignment of Loan Receivables under the provision of the foregoing Article whereby the provision of Paragraphs 2 and 3 of the same Article shall be applied mutatis mutandis.

Article 31 (Termination and Extension of the Lending Obligation)

(1) If any of the events set forth in Items below occurs, the Lending Obligation of all Lenders shall cease to exist, whereupon pursuant to the provision of Article 17 hereof the Borrower shall immediately (or at their maturity dates with respect to the Borrower’s obligations relating to the Commitment Fee in case of the occurrence of any of the events set forth in Item 1 or 3 of this Paragraph, with respect to the Borrower’s obligations relating to the Loans whose maturity date exceeds the Commitment Term in case of the occurrence of any of the events set forth in Item 1 of this Paragraph, and with respect to the Borrower’s obligations relating to the Loan whose maturity is yet to arrive in case of the occurrence of any of the events set forth in Item 3 of this Paragraph) repay all its obligations owed hereunder. All related terms hereunder shall continue to be in full force and effect until the Borrower completely repays all its obligations owed under this Agreement:

[1] The Commitment Term expires;

[2] The Borrower’s obligations owed hereunder have accelerated pursuant to Article 21 hereof;

[3] The Borrower terminates its Lending Obligation in accordance with the provision of Article 2, Paragraph 5 hereof.

(2) Extension of the Lending Obligation

[1] Request for an extension of Lenders’ Lending Obligation

If the Borrower wants to have Lenders’ Lending Obligation extended the Borrower may request an extension of such obligation by submitting to the Agent a request for extension of Lenders’ Lending Obligation per the form given in Exhibit 5 attached hereto (meaning the form created by using the signature or seal impression registered in advance by the Borrower, hereinafter referred to as “Request for Extension”) sixty to forty-five days prior to the expiration of the Commitment Term, on condition that the matters set forth in Item 2 (a) through (e) of this Paragraph are met within the Commitment Term prior to extension. The Agent shall promptly send to each Lender a copy of the Request for Extension received from the Borrower. In this case, at its own discretion each Lender shall sufficiently examine the Borrower’s credit standing and, within thirty (30) days of the dispatch by the Agent of the Request for Extension, answer the Agent whether the Lender agrees to such request. If the Lender does not give a reply to the Agent within thirty (30) days of the dispatch by the Agent of the notice of the request the Lender shall be deemed not to agree to the Request for Extension. In no case a Lender is obligated to agree to such Request for Extension. Promptly after the end of the period for a reply the Agent shall notify the Borrower and each Lender of the result of each Lender’s reply. If at the time of expiration of the reply period the requisites set forth in Item 2 (a) of this Paragraph are satisfied the Agent shall notify the Borrower and the Lenders agreeing of the details (meaning the particulars stating the Commitment Amount of each of the Lenders agreeing and other details considered necessary by the Agent, hereinafter referred to as “Extension Specifications”) of the Lending Obligation due to be extended of each Lender who agrees to the extension (hereinafter referred to as “Agreeing Lender”) provided that the extension is made pursuant to Item 2 of this Paragraph.

[2] Extension of the Lending Obligation

If the Borrower requests the extension of the Lending Obligation pursuant to the provision of Item 1 of this Paragraph the Lending Obligation shall be extended subject to the matters set forth in (a) through (e) below being met in the pre-extension Commitment Term, in a total amount, in relation to the Agreeing Lenders, of the Agreeing Lenders’ Commitment Amounts as of the end of the pre-extension Commitment Term, for a post-extension Commitment Term which shall end on the anniversary date (or the immediately preceding business day if such day is not a business day) of the last day of the pre-extension Commitment Term which belongs to the calendar year subsequent to the calendar year to which the day following the end of the pre-Commitment Terms belongs (hereinafter referred to as the “First Day of Extension Period). Each Lender’s Commitment Amount after the extension of its Lending Obligation shall be the same as its pre-extension Commitment Amount. For avoidance of doubt, the total of the principals in the definition of the Unused Commitment Amount in the post-extension Lending Obligation shall include the principals of Outstanding Individual Loan Money of Individual Loans made before such extension. If any of the matters set forth in (a) through (e) below fails to be met in the pre-extension Commitment Term the Lending Obligation shall not be extended in relation to all Lenders:

(a) There exist multiple Agreeing Lenders and the total of their Commitment Amounts as of the end of the reply term set forth in Item 1 of this Paragraph exceeds the amount equivalent to 66.7% of the Total Commitment Amount effective as of the end of the reply period;

(b) There has occurred none of the events set forth in Items under Paragraph 1 or 2 of Article 21 hereof nor an event which constitutes such event because of the notice and/or lapse of time;

(c) The matters stated in Items of Article 19 hereof are true and accurate;

(d) The commitments made by the Borrower in Article 20 hereof and the other obligations to be performed by the Borrower under this Agreement are complied with;

(e) The Borrower has already taken appropriate internal procedures for the extension of the Lending Obligation.

[3] If the Lending Obligation is not extended

The Lending Obligation of those Lenders who do not agree to the extension of the Lending Obligation shall end at the end of the pre-extension Commitment Term. If the Lending Obligation is not extended the Lending Obligation of all Lenders shall terminate at the end of the Commitment Term.

Article 32 (General Provisions)

(1) Confidentiality

The Borrower shall raise no objection to the disclosure of information relating to each of Items below:

[1] In a case where the Agent and/or a Lender are notified of any Lender’s failure to provide an Individual Loan pursuant to the provision of Article 7, Paragraph 1 hereof, or where any of the events occurs which are set forth in Items of Paragraph 1 or 2 of Article 21 hereof or an event occurs which constitutes such event due to the notice and/or the lapse of time, or where the Clarification of the Intention of the Majority Lender is required pursuant to the provision of Article 26 hereof, the Agent and the Lender mutually disclose to each other to a reasonably required extent information which the Agent and the Lender obtained in connection with the Borrower or the transactions conducted with the Borrower relating to this Agreement or an agreement other than this Agreement;

[2] When assigning its status pursuant to the provision of Article 28 hereof or assigning its Loan Receivables pursuant to the provision of Article 29 a Lender discloses information relating to this Agreement to the Assignee (including assignees of status set forth in Article 28 hereof) or to the entity which is considering receipt of such status or Loan Receivables (including entities which provide mediation service for such assignment) on condition that the Lender causes the recipient of such information to be under confidentiality obligation. For avoidance of doubt, information relating to this Agreement as referred to herein shall mean information obtained in connection herewith about the credibility of the Borrower, information about the content hereof and information ancillary thereto, as well as information about the content of Loan Receivables subject to assignment and information ancillary thereto, and shall not include any information relating the credibility of the Borrower which is obtained relating to any agreement other than this Agreement.

[3] In a case where a Lender or the Agent discloses information relating to this Agreement to the extent reasonably required, at the order, instruction or request of applicable Laws and Ordinances, administrative or judicial agency, other competent government agency in or out of Japan, central banks or voluntary regulatory associations, or in a case where a Lender or the Agent discloses relevant information to lawyers, judicial scriveners, certified public accountants, auditing corporations, certified tax accountants, credit-rating agencies or other specialists who are professionally required to have such confidential information disclosed; likewise, in a case where the Lender or the Agent discloses information to its parent company, subsidiary or affiliate to the extent necessary and appropriate for their internal control.

(2) Risk, Exclusion of Liability, Indemnity and Compensation

[1] If any document submitted by the Borrower to the Agent or any Lender is lost, damaged or destroyed in an unavoidable circumstance including an incident, disaster or the like the Borrower shall discuss with the Agent and perform its obligations hereunder based on the books, vouchers and other records kept by the Agent or the Lender. If requested by the Agent or by a Lender via the Agent the Borrower shall promptly prepare and submit a substitute document to the Agent or to the Lender via the Agent.

[2] If a transaction conducted by any Lender or the Agent who checked and verified with reasonable care and found as authentic the signature or seal impression affixed by the representative or agent of the Borrower against the signature or impression provided and registered in advance by the Borrower is found to have used a forged, altered or stolen seal impression thereby causing damage to the transaction, then the Borrower shall pay for such damage.

[3] If the Borrower sustains damage or the like because any Lender or the Agent commits any of the acts accepted hereunder (including a decision not to perform an Individual Loan, notification to the Borrower pursuant to Article 21, Paragraph 2 hereof and disclosure of information pursuant to Item 1 of the foregoing Paragraph) for the reason that the Borrower is in breach of the terms of this Agreement or that any one the matters set forth in Items of Article 19 hereof is untrue (including the fact that any of the matters set forth in (a) through (n) of Item 10 of Article 19 hereof is untrue and the fact that the Borrower is in breach of the provision set forth in Article 20, Paragraph 3, Item 5 or 6 hereof, hereinafter collectively referred to in this Item as “Borrower’s Breach of Obligations and the Like”), the Borrower shall not claim anything from the Lender or the Agent. If the Lender or the Agent sustains damage or the like because the Borrower is in breach of its obligations or because the Lender fails to pay compensation in accordance with the provision of Article 24, Paragraph 4 hereof, then the Borrower shall pay for such damage.

(3) Severability

Even if any of the terms set forth herein is found to be invalid, illegal or unenforceable the validity, legality and enforceability of all other terms is not impaired or affected in any manner whatsoever.

(4) Bank Transaction Agreement

If in relation to this Agreement or any transaction conducted on the basis of this Agreement a discrepancy is found between the provisions of this Agreement and the provisions of the bank transaction agreement or other comprehensive agreement on financial transactions which is separately submitted to the relevant Lender by the Borrower or which is separately entered into by the Borrower and the Lender (hereinafter referred to in this Paragraph as the “Transaction Agreement”), then the provisions of this Agreement shall prevail, and in a case where any item not stipulated in this Agreement is stipulated in such Transaction Agreement, then the provisions of such agreement shall apply to such matter.

(5) Notice

[1] All notices to be made hereunder shall be made in writing expressly stating that they are made pursuant to this Agreement and delivered via any of the methods described in (a) to (d) below to the contact address of the receiving party given in the Exhibit attached hereto. Each party to this Agreement may change its contact address by giving notice thereof to the Agent:

(a) Via personal delivery;

(b) Via registered mail or courier service;

(c) Via transmission by facsimile;

(d) Via exchange box (only for notices between Lenders and the Agent)

[2] A notice given under the foregoing Item shall become effective, if sent via facsimile, at the moment when its receipt is acknowledged by the sender’s facsimile transmitter, and if sent via any other method, at the moment when it is actually received by the recipient.

(6) Changes in notified matters

[1] If any change occurs to its trade or corporate name, representative, agent, signature, seal impression, address or other matters notified to the Agent the relevant Lender or the Borrower shall promptly notify the Agent in writing of such change.

[2] If because of the relevant Lender’s or Borrower’s failure to notify such change any notice made under this Agreement delays in arriving or fails to arrive at the addressee such notice shall be deemed to have arrived at the addressee at the moment when it is expected to arrive under normal circumstances.

(7) Settlement of Money

Service charges applicable to payments made hereunder by a party hereto to any other party hereto shall be borne by the paying party.

(8) Calculations

Unless otherwise expressly provided with respect to calculations to be made under this Agreement all calculations shall be made inclusive of first day and exclusive of last day, on a per diem basis, assuming that there are 365 days per year, wherein the division shall be made at the end of the calculation, with fractions less than one yen being rounded down.

(9) Preparation of Notarial Deed

At any moment if so requested by the Agent or the Majority Lender the Borrower shall take a procedure necessary for requesting a public notary to prepare a notarial deed in which the Borrower shall acknowledge its obligations under this Deed of Agreement and agree to compulsory execution with regard thereto. Expenses to be incurred for the preparation of the deed shall be for the account of the Borrower.

(10) Governing Law and Jurisdiction by Agreement

This Agreement shall be governed by the laws of Japan. For any dispute arising in relation to this

Agreement the parties hereto shall submit to the nonexclusive jurisdiction by agreement of the Tokyo District Court.

(1l) Language

This Agreement shall be prepared in Japanese and the Japanese language version shall be deemed the original copy.

(12) Consultation

If there should arise any matter not provided for herein or any doubt or ambiguity between the parties with respect to the interpretation hereof the Borrower and the Lenders shall discuss relevant matter via the Agent and decide how to address the matter.

IN WITNESS WHEREOF the parties hereto have prepared the original of this Agreement, which has been signed by or to which names and seals have been affixed by the respective representatives of the Borrower, Lenders and the Agent as of the date below, and which is kept safely by the Agent. Each of the Lenders and the Borrower shall receive a copy thereof.

January 17, 2018.

(revenue stamp)

(The remainder of this page is intentionally left blank)

Borrower (address, name & seal)

2-12-23 Konan, Minato-ku, Tokyo 108-0075
FRONTEO, Inc.

(name and seal)

By: Masahiro Morimoto
Title: Representative Director & President

(FRONTEO, Inc.)

Lender-cum-Agent (address, name & seal)

2-7-1 Marunouchi, Chiyoda-ku, Tokyo
The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(name & seal)

By: Kanetsugu Mike
Title: Representative Director

(The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

Lender (address, name and & seal)

3-1-1 Minatomirai, Nishi-ku, Yokohama
The Bank of Yokohama, Ltd.

(name & seal)

By: Kenichi Kawamura
Title: Representative Director

(The Bank of Yokohama, Ltd.)

Lender (address, name & seal)

2-16-2 Konan, Minato-ku, Tokyo
(20th Floor Taiyo Seimei Shinagawa Bldg.)

The Chiba Bank, Ltd. Shinagawa Branch
(name & seal)

By: Masashige Yasojima
Title: Branch Director

(The Chiba Bank, Ltd.)

Lender (address, name & seal)

2-2-1 Bingomachi, Chuo-ku, Osaka
Resona Bank, Ltd.

(name and seal)

By: Tetsuya Kan
Title: Representative Director

(Resona Bank, Ltd.)

Exhibit (List of the Parties to the Agreement)

Parties to the Agreement

1. Borrower

Trade/Corporate Name	FRONTEO, Inc.
Address	2-12-23 Konan, Minato-ku, Tokyo
Contact Address	Meisan Takahama Bldg. 2-12-23 Konan, Minato-ku, Tokyo 108-0075 Phone: 03-5463-6344 Fax: 03-5463-6345

2. Agent

Trade/Corporate Name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	2-7-1 Marunouchi, Chiyoda-ku, Tokyo
Contact Address	Administration Office, Financial Solution Department at JP Tower 2-7-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005 Phone: 03-6259-7689 Fax: 03-5252-5941

3. Lenders

(1)

Trade/Corporate Name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	2-7-1 Marunouchi, Chiyoda-ku, Tokyo
Lending Office	Shinagawa Ekimae Branch
Contact Address	Corporate Section 1, Shinagawa Ekimae Branch at 2-16-2 Konan, Minato-ku, Tokyo 108-0075 Phone: 03-6716-1010 Fax: 03-6716-1012
Commitment Amount	900,000,000 Japanese yen

(2)

Trade/Corporate Name	The Bank of Yokohama, Ltd.
Address	3-1-1 Minatomirai, Nishi-ku, Yokohama, Kanagawa Prefecture
Lending Office	Tamachi Branch
Contact Address	Tamachi Branch at Yajima Bldg. 2F, 3-13-1 Shibaura, Minato-ku, Tokyo 108-0023 Phone: 03-3452-9441 Fax: 03-3452-9447
Commitment Amount	200,000,000 Japanese yen

(3)

Trade/Corporate Name	The Chiba Bank, Ltd..
Address	1-2 Chiba-minato, Chuo-ku, Chiba, Chiba Prefecture
Lending Office	Shinagawa Branch
Contact Address	Shinagawa Branch at Taiyo Seimei Shinagawa Bldg. 20F, 2-16-2, Konan, Minato-ku, Tokyo 108-0075 Phone: 03-5783-3911 Fax: 03-3471-2530
Commitment Amount	100,000,000 Japanese yen

(4)

Trade/Corporate Name	Resona Bank, Ltd.
Address	2-2-1 Bingomachi, Chuo-ku, Osaka, Osaka Prefecture
Lending Office	Gotanda Branch
Contact Address	Lending Section, Gotanda Branch at 1-23-9 Nishi Gotanda, Shinagawa-ku, Tokyo 141-0031 Phone: 03-3492-2705 Fax: 03-3490-1526
Commitment Amount	100,000,000 Japanese yen

Attachment 1 (Loan Application Form)

Loan Application Form

Date:

To: Lenders

(referring to persons who act as Lenders under the Agreement defined below as at the date that this document is submitted; the same shall apply hereinafter)

Attention: Agent	Administration Office, Financial Solution Division,
the Bank of Tokyo-Mitsubishi UFJ, Ltd.

_____________ (Seal)
(Borrower)

Revolving Credit Facility Agreement Involving 1.3 Billion Yen with FRONTEO Inc.

In accordance with the provisions of Article 4 of the Revolving Credit Facility Agreement (hereinafter referred to as the “Agreement”) (in which the Bank of Tokyo-Mitsubishi UFJ, Ltd. acts as the Agent) dated as of January 17, 2018 for FRONTEO Inc. (hereinafter referred to as the “Borrower”), the Company, as the Borrower, hereby requests Lenders to execute the Loan on the condition that the Desired Execution Date, the amount of the Loan and the Maturity Date are as indicated below.

Details

Desired Execution Date:

Amount of the Loan:                   yen

Reference Lending Period:        months

Maturity Date:

*If the Desired Execution Date is the last Business Day of a month, the Maturity Date can be either of the last Business Day of a month or the anniversary date.

Note that the details of Old Loans to be Refinanced whose Maturity Date will come on the Desired

Execution Date mentioned above are shown below.

Old Loan to be Refinanced 1) Execution Date:

Amount of the Loan:

Maturity Date:

Old Loan to be Refinanced 2) Execution Date:

Amount of the Loan:

Maturity Date:

Old Loan to be Refinanced 3) Execution Date:

Amount of the Loan:

Maturity Date:

The Borrower hereby represents and guarantees as of the Desired Execution Date for the Loan based on this document that (i) matters described in the items of Article 19 of the Agreement are true with absolute certainty, and (ii) none of the reasons or events set forth in the items under Paragraph 1 or 2 of Article 21 or no reason or event that constitutes any of the above-mentioned reasons or events as a result of issuance of a notice or a lapse of time, or both has arisen, or will arise due to the execution of the Loan.

Unless otherwise defined in this document, the terms as used in this document shall have the same meaning as defined in the Agreement.

End

Attachment 2 (Written Confirmation)

Confirmation

Date:

To: Lenders

(referring to persons who act as Lenders under the Agreement defined below as at the date that this document is submitted)

Attention: Agent	Administration Office, Financial Solution Division,
the Bank of Tokyo-Mitsubishi UFJ, Ltd.

_____________ (Seal)
(Borrower)

Revolving Credit Facility Agreement Involving 1.3 Billion Yen with FRONTEO Inc.

With respect to the execution of the Revolving Credit Facility Agreement (hereinafter referred to as the “Agreement”) (in which the Bank of Tokyo-Mitsubishi UFJ, Ltd. acts as the Agent) dated as of January 17, 2018 for FRONTEO Inc. (hereinafter referred to as the “Borrower”) and the borrowing under the Agreement, the Borrower hereby confirms that the Borrower has completed all procedures required under Laws, Regulations, etc. and internal rules of the Borrower. Note that unless otherwise defined in this document, the terms as used in this document shall have the same meaning as defined in the Agreement.

End

Attachment 3 (Receipt)

Stamp

duty

\200

Receipt

Date:

To: Lenders

(referring to Lenders indicated in the table below; the same shall apply hereinafter)

Attention: Agent	Administration Office, Financial Solution Division,
the Bank of Tokyo-Mitsubishi UFJ, Ltd.

_____________ (Seal)
(Borrower)

Revolving Credit Facility Agreement Involving 1.3 Billion Yen with FRONTEO Inc./Receipt of the Loan

The Company has borrowed funds from each Lender as indicated below and has certainly received such funds this day.

Details

Total amount of             yen

Lenders	Amount of funds borrowed
The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Bank of Yokohama, Ltd. The Chiba Bank, Ltd. Resona Bank, Ltd.	yen yen yen yen

End

Attachment 4 (Report on the State of Compliance concerning the Clause of Collection from a Third Party)

Report on the State of Compliance concerning the Clause of Collection from a Third Party

Date:

To: Lenders

(referring to persons who act as Lenders under the Agreement defined below as at the date that this document is submitted; the same shall apply hereinafter)

Attention: Agent	Administration Office, Financial Solution Division,
the Bank of Tokyo-Mitsubishi UFJ, Ltd.

_____________ (Seal)
(Borrower)

Revolving Credit Facility Agreement Involving 1.3 Billion Yen with FRONTEO Inc.

In accordance with the provisions of Item 3 under Paragraph 1 of Article 20 of the Revolving Credit Facility Agreement (hereinafter referred to as the “Agreement”) (in which the Bank of Tokyo-Mitsubishi UFJ, Ltd. [hereinafter referred to as the “Agent”] acts as the Agent) dated as of January 17, 2018 for FRONTEO Inc. (hereinafter referred to as the “Borrower”), the Company, as the Borrower, hereby reports to the Agent and Lenders about the state of compliance with matters set forth in Paragraph 1 of Article 30 for a period (hereinafter referred to as the “Reporting Period”) from [the date of signing the Agreement/the start date of the applicable fiscal term indicated in 1. below] [select the date of signing the Agreement only for the first reporting]  until the date of submitting this document (such period includes both the start day and the end day). Note that unless otherwise defined in this document, the terms as used in this document shall have the same meaning as defined in the Agreement.

Details

1. Applicable fiscal term: fiscal term ending MM YY

2. Report regarding the clause of collection from a third party as set forth in Paragraph 1 of Article 30 in the Reporting Period

(  ) We have not requested a third party to provide a guarantee service (including a real guarantee but excluding a revolving guarantee and a revolving collateral comprising a real guarantee) that covers obligations under the Agreement as guaranteed obligations, and have not had a third party undertake our obligations under the Agreement and the performance of such obligations.

(  ) We have requested a third party to provide a guarantee service (including a real guarantee but excluding a revolving guarantee and a revolving collateral comprising a real guarantee) that covers obligations under the Agreement as guaranteed obligations, or have had a third party undertake our obligations under the Agreement and the performance of such obligations. However, we have obtained written prior approval from the Agent and All Lenders.

End

Attachment 5 (Request Sheet for Extension of the Term of Lending Obligation)

Request Sheet for Extension of the Term of Lending Obligation

Date:

To: Lenders

(referring to persons who act as Lenders under the Agreement defined below as at the date that this document is submitted)

Attention: Agent	Administration Office, Financial Solution Division,
the Bank of Tokyo-Mitsubishi UFJ, Ltd.

_____________ (Seal)
(Borrower)

Revolving Credit Facility Agreement Involving 1.3 Billion Yen with FRONTEO Inc.

In accordance with the provisions of Paragraph 2 of Article 31 of the Revolving Credit Facility Agreement (hereinafter referred to as the “Agreement”) (in which the Bank of Tokyo-Mitsubishi UFJ, Ltd. acts as the Agent) dated as of January 17, 2018 for FRONTEO Inc. (hereinafter referred to as the “Borrower”), the Company, as the Borrower, requests the extension (hereinafter referred to as the “Extension”) of the term of the Lending Obligation until MM DD, YY on the condition that requirements set forth in (a) to (e) of Item 2 under the same paragraph are met.

The Borrower hereby represents and guarantees that internal procedures for the Extension have already been taken properly as of the date of this document.

Note that unless otherwise defined in this document, the terms as used in this document shall have the same meaning as defined in the Agreement.

End